UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 11-K

(Mark One)

[X]	ANNUAL REPORT PURSUANT TO SECTION 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

For the year ended December 31, 2011
OR

[ ]	TRANSITION REPORT PURSUANT TO SECTION 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                       to

AMERICAN ELECTRIC POWER SYSTEM
RETIREMENT SAVINGS PLAN
(Full title of the plan)

AMERICAN ELECTRIC POWER COMPANY, INC.
1 Riverside Plaza, Columbus, Ohio 43215
(Name of issuer of the securities held
pursuant to the plan and the address
of its principal executive office)

TABLE OF CONTENTS	Page Number

Signatures	2

Report of Independent Registered Public Accounting Firm	3

Financial Statements
Statements of Net Assets Available for Benefits	4
Statements of Changes in Net Assets Available for Benefits	5
Notes to Financial Statements	6-17

Supplemental Schedules
Schedule of Assets (Held at End of Year)	18-47
Schedule of Assets Acquired and Disposed	48
Schedule of Nonexempt Transaction	49

Exhibits
Exhibit Index	50

Consent of Independent Registered Public Accounting Firm	51

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Benefits Finance Committee has duly caused this annual report to be signed by the undersigned thereunto duly authorized.

By:           /s/ Stephan T. Haynes
Stephan T. Haynes, Secretary

Date:  June 26, 2012

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Trustees and Participants of the American Electric Power System Retirement Savings Plan

We have audited the accompanying statements of net assets available for benefits of the American Electric Power System Retirement Savings Plan (the “Plan”) as of December 31, 2011 and 2010, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2011 and 2010, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of (1) assets held as of December 31, 2011, (2) assets acquired and disposed of in 2011, and (3) nonexempt transaction, are presented for the purpose of additional analysis and are not a required part of the basic financial statements, but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These schedules are the responsibility of the Plan's management. Such schedules have been subjected to the auditing procedures applied in our audit of the basic 2011 financial statements and, in our opinion, are fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.

/s/  Deloitte & Touche LLP

Columbus, Ohio
June 26, 2012

AMERICAN ELECTRIC POWER SYSTEM RETIREMENT SAVINGS PLAN
STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
December 31, 2011 and 2010

	2011	2010
ASSETS
Investments at Fair Value:
Participant Directed Investments	$2,949,303,441	$2,917,981,958
Wrap Contracts	456,104	914,421
TOTAL INVESTMENTS AT FAIR VALUE	2,949,759,545	2,918,896,379

Notes Receivable from Participants	74,987,631	70,565,226

TOTAL ASSETS	3,024,747,176	2,989,461,605

Adjustment from Fair Value to Contract Value for Fully Benefit Responsive Wrap Contracts	(6,071,315)	8,599,095

NET ASSETS AVAILABLE FOR BENEFITS	$3,018,675,861	$2,998,060,700

See Notes to Financial Statements.

AMERICAN ELECTRIC POWER SYSTEM RETIREMENT SAVINGS PLAN
STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
For the Years Ended December 31, 2011 and 2010

	2011	2010
INVESTMENT INCOME
Net Appreciation in Fair Value of Investments	$17,822,948	$231,557,259
Interest	9,625,575	18,129,952
Dividends	18,442,370	18,536,936
Total Investment Income	45,890,893	268,224,147

CONTRIBUTIONS
Participant	142,067,219	142,666,064
Employer	63,376,474	60,126,040
Total Contributions	205,443,693	202,792,104
DISTRIBUTIONS TO PARTICIPANTS	(227,643,846)	(501,610,461)

ADMINISTRATIVE AND MANAGEMENT FEES
Professional Fees	(737,977)	(864,937)
Investment Advisory and Management Fees	(5,313,267)	(5,282,011)
Other Fees	(532,758)	(564,371)
Total Administrative and Management Fees	(6,584,002)	(6,711,319)

INTEREST INCOME ON NOTES RECEIVABLE FROM PARTICIPANTS	3,508,423	3,964,757

INCREASE (DECREASE) IN NET ASSETS	20,615,161	(33,340,772)

NET ASSETS AVAILABLE FOR BENEFITS BEGINNING OF YEAR	2,998,060,700	3,031,401,472

NET ASSETS AVAILABLE FOR BENEFITS END OF YEAR	$3,018,675,861	$2,998,060,700

See Notes to Financial Statements.

AMERICAN ELECTRIC POWER SYSTEM RETIREMENT SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
For the Years Ended December 31, 2011 and 2010

1. PLAN DESCRIPTION

The following description of the American Electric Power System Retirement Savings Plan (Plan) is provided for general information purposes only.  Participants should refer to the Plan documents for a more complete description of the Plan’s information.

General

The Plan is a defined contribution plan that became effective and commenced operations on January 1, 1978.  The Plan covers eligible regularly-scheduled full-time and part-time employees of the participating subsidiaries of American Electric Power Company, Inc. (AEP or the Company).  American Electric Power Service Corporation (AEPSC) is the plan administrator (Plan Administrator) and plan sponsor (Plan Sponsor).  AEPSC is a wholly-owned subsidiary of AEP.  JPMorgan Chase Bank N.A. is the custodian and trustee and JPMorgan Retirement Plan Services LLC is the record keeper with respect to the Plan, collectively (JPMorgan or the Trustee).

Contributions

Newly eligible employees will be automatically enrolled in the Plan with a 3% pretax deferral unless they elect to opt out of the automatic enrollment or revise their elections within a reasonable period of time after they are notified of their right not to have such pretax deferrals made on their behalf (or to have such pretax deferrals made at a different percentage) and how their account will be invested in the absence of their making an investment election.  The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).  Generally, eligible employees participating in the Plan may make contributions (pretax, after-tax or Roth 401(k) contributions) in 1% increments up to 50% of their eligible pay (within Internal Revenue Service (IRS) limits).  Participants who are age 50 and older are able to contribute additional pretax or Roth 401(k) amounts as catch-up contributions.  The catch-up contribution limit was $5,500 for 2011 and 2010.  The Company contributes to the Plan, on behalf of each participant, an amount equal to 100% of the participant’s contributions up to 1% of the participant’s eligible compensation for each payroll period, plus 70% of the participant’s contributions for the next 5% of the participant’s eligible compensation for each payroll period, subject to certain limitations.  All contributions are deposited to the American Electric Power System Retirement Savings Plan Trust after each pay period.  The Plan, in a manner consistent with the requirements under section 401 of the Internal Revenue Code (IRC), restricts the amount that certain participants who are deemed highly compensated may contribute to the Plan, provided that it is AEPSC’s intent that the Plan include a “qualified automatic contribution arrangement” (as defined in Section 401(k)(13) of the IRC) effective January 1, 2009, such that only the after-tax contributions made by such highly compensated participants may be subject to such restrictions.

Investments

The investment options offered by the Plan are a series of separately managed accounts, interests in commingled and collective trusts and self-directed mutual fund brokerage accounts.  Affiliates of JPMorgan provide custody, trustee, recordkeeping and other services with regard to Plan investments.

Participant Loans

Participants may borrow from their savings plan accounts a minimum of $1,000 but no more than the lesser of $50,000 or 50% of their account balance.  Loan terms range from 12 months to 60 months (or up to 180 months for certain residential loans), or any monthly increment in-between.  Interest rates, fixed for the life of the loan, are calculated by adding 1% to the prime rate, as reported in the Wall Street Journal.  For loans taken before July 1, 2006, the interest rate was in effect as of the first business day of the calendar quarter in which the loan was taken.  For loans taken after July 1, 2006, the interest rate is in effect as of the first business day of the calendar month in which the loan is taken.  Active employees repay principal and interest payments through payroll deductions.

Participant loans and the accrued interest are collateralized by the account balance, and upon default, the outstanding balance is subject to income taxes and possible tax penalty.

Participant Accounts

Individual accounts are maintained for each Plan participant.  Each participant’s account is credited with the participant’s contributions, the Company’s matching contributions and the Plan earnings and charged with benefit payments and allocations of Plan losses.  The benefit to which a participant is entitled is the benefit that can be provided from the participant’s account.

Participants may transfer the value of their cumulative contributions, in any whole percentage or dollar amount, among investments, and change their investment elections on a daily basis.  Participants may change their payroll contribution elections coinciding with the Company’s payroll periods.

Vesting and Distribution

Participants are immediately vested in their pretax, after-tax, Roth 401(k) and the Company matching contributions, including earnings thereon.  Excluding their pretax and Roth 401(k) contributions and post-2008 Company matching contributions, all participants may make an unlimited number of withdrawals of their interest in the Plan, including their pre-2009 Company matching contributions.  Pretax, Roth 401(k) and post-2008 Company matching contributions are not eligible for withdrawal by participants until age 59-1/2, except under hardship (as defined by the Plan) or termination of employment.  Pretax and Roth 401(k) contributions also are eligible for withdrawal upon hardship (as defined by the Plan).

The AEP Stock Fund, a Plan investment option, is an Employee Stock Ownership Plan.  As a result, participants can elect to have dividends generated from their AEP Stock Fund holdings paid out in cash, rather than automatically reinvested in the fund.  The dividend payouts are made periodically (at least annually) and are treated as ordinary income to the participants for tax purposes.

2. ACCOUNTING POLICIES

Basis of Accounting

The accompanying financial statements are prepared on an accrual basis of accounting, in conformity with accounting principles generally accepted in the United States of America (GAAP).

Investment Valuation and Income Recognition

Participants direct the investment of their contributions into various investment options offered by the Plan.  Investments are reported in the Statements of Net Assets Available for Benefits at fair value while benefit responsive investment contracts are reported at fair value with an adjustment to contract value.  Fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an ordinary transaction between market participants at the measurement date.

Purchases and sales of securities have been recorded on a trade-date basis.  Interest income is recorded on an accrual basis.  Dividends are recorded on the ex-dividend date.  These amounts are reinvested by the Trustee in the funds that generated such income with the exception of the AEP Stock Fund, which pays or reinvests dividends at the direction of each participant.

Notes Receivable From Participants

Notes receivable from participants are measured at their unpaid principal balance plus any accrued but unpaid interest. Delinquent participant loans are not recorded as distributions until actually distributed based on the terms of the Plan document.

Administrative Expenses and Management Fees

Administrative and Management Fees incurred relating to JPMorgan during 2011 and 2010 totaled $2,998,142 and $3,276,565, respectively.  The Plan directly pays for administrative, recordkeeping and management fees.

Distributions to Participants

Benefits are recorded when paid.  There were no material amounts of distributions due to participants who requested distributions from the Plan as of December 31, 2011 and 2010.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of net assets available for benefits and changes therein and disclosure of contingent assets.  Actual results could differ from the estimates.

Fair Value Measurements of Assets

The accounting guidance for “Fair Value Measurements and Disclosures” establishes a hierarchy that prioritizes the inputs used to measure fair value.  The hierarchy gives the highest priority to securities with unadjusted quoted prices in active markets for identical assets (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurements).

Management utilizes its trustee’s external pricing service to estimate the fair value of the underlying investments held in the Plan.  The Plan’s investment managers review and validate the prices utilized by the trustee to determine fair value.  Management performs its own valuation testing to verify the fair values of the securities.  AEP receives audit reports of the trustee’s operating controls and valuation processes.  The trustee uses multiple pricing vendors for the assets held in the trust.

Assets in the Plan are classified using the following methods.  Equities are classified as Level 1 holdings if they are actively traded on exchanges.  Items classified as Level 1 are investments in money market funds, fixed income and equity mutual funds and domestic equity securities.  They are valued based on observable inputs primarily unadjusted quoted prices in active markets for identical assets.  Items classified as Level 2 are primarily investments in individual fixed income securities and cash equivalents funds.  Fixed income securities do not trade on an exchange and do not have an official closing price but their valuation inputs are based on observable market data.  Pricing vendors calculate bond valuations using financial models and matrices.  The models use observable inputs including yields on benchmark securities, quotes by securities brokers, rating agency actions, discounts or premiums on securities compared to par prices, changes in yields for U.S. Treasury securities, corporate actions by bond issuers, prepayment schedules and histories, economic events and, for certain securities, adjustments to yields to reflect changes in the rate of inflation.  Cash equivalent funds are held to provide liquidity and meet short term cash needs.  The underlying holdings in the cash funds consist of commercial paper, certificates of deposit, treasury bills, and other short-term debt securities.  Short-term debt securities are valued based on observable market data by the trust banks pricing vendor.  Other securities with model-derived valuation inputs that are observable are also classified as Level 2 investments.  Investments with unobservable valuation inputs are classified as Level 3 investments.  Plan assets included in Level 3 are primarily real estate and private equity investments that are valued using methods requiring judgment, including appraisals.

Equities and Registered Investment Companies are valued based on observable inputs, primarily unadjusted quoted prices in active markets for identical assets.

Common Collective Trusts and the Managed Income Fund are valued at the net asset value per share (NAV).  The basis of the reported NAV is the total fair value of all underlying holdings less expenses and liabilities.  The value of each unit is determined by dividing the net asset value of the fund by the number of applicable units outstanding on the valuation date.  These are categorized as Level 2, if the investment can be redeemed at the NAV price.  The JPMorgan Strategic Property Fund has been categorized as a Level 3 investment since the underlying holdings are diversified real estate assets that are difficult to value and rely on unobservable inputs to measure fair value.

JPMorgan Emerging Markets Fund securities are classified as Level 3 holdings because their valuation is based on foreign stock exchanges with limited liquidity.  The majority of the holdings in the JPMorgan Emerging Markets Fund are equity securities, but traded on exchanges in emerging nations.

JPMorgan Liquidity Fund

The objective of this fund is to provide liquidity and meet short-term cash needs while preserving principal. The underlying holdings in the fund are investment grade money market instruments including commercial paper, certificates of deposit, treasury bills and other types of investment grade short-term debt securities. The fund is valued each business day.

Mellon Capital Small Cap Stock Index Fund

The objective of this fund is to track the performance of the Russell 2000 Index.  The underlying equity holdings of this fund are actively traded on the major domestic stock exchanges and have readily available market quotes.

Mellon Capital Stock Index Fund

The objective of this fund is to track the performance of the S&P 500 Index.  The underlying equity holdings of this fund are actively traded on the major domestic stock exchanges and have readily available market quotes.

Mellon Capital International Stock Index Fund

The objective of this fund is to track the performance of the Morgan Stanley Capital International Europe, Australia, and Far East (MSCI EAFE) Index.  The underlying equity holdings of this fund are actively traded on the major non-U.S stock exchanges and have readily available market quotes.

JPMorgan US Real Estate Securities Fund

The objective of this fund is to exceed the performance of the Morgan Stanley Capital International Real Estate Investment Trust (MSCI U.S. REIT) Index.  The underlying real estate investment trust equity holdings of this fund are actively traded on the major domestic stock exchanges and have readily available market quotes.

Mellon Capital Aggregate Bond Index Fund

The objective of this fund is to track the performance of the Barclay’s Capital U.S. Aggregate Index.  Fixed income securities do not trade on an exchange and do not have an official closing price.

Mellon Capital Treasury Inflation-Protected Securities Fund

The objective of this fund is to track the performance of the Barclays Capital U.S. Treasury Inflation-Protected Securities Index.  Treasury Inflation-Protected Securities are backed by the U.S. government and protect investors from the effects of inflation.  The securities are not actively traded on exchanges and do not have an official closing price.

JPMorgan Strategic Property Fund

The objective of this fund is to exceed the performance of the National Council of Real Estate Investment Fiduciaries (NCREIF) Property Index.  The underlying holdings in the fund are diversified real estate assets.  This diversified fund consists of multiple properties and no single asset, tenant, or location has undue influence over the fund’s value or performance.   The fund’s diversified holdings help mitigate the risk of default and concentration risk.

JPMorgan Emerging Markets Fund

The objective of this fund is to exceed the performance of the Morgan Stanley Capital International Emerging Markets (MSCI EM) Free Index.  The majority of the underlying holdings of this fund are traded on foreign stock exchanges in emerging markets.  The securities in these economies are typically less efficient and less liquid than those in developed markets.

Alliance Bernstein International Style Blend

The objective of this fund is to exceed the performance of the MSCI EAFE Index.  The underlying equity holdings of this fund are actively traded on major non-U.S. stock exchanges and have readily available market quotes.

JPMorgan Intermediate Bond Fund

The JPMorgan Intermediate Bond Fund is held by the Managed Income Fund.  The objective of the fund is to exceed the performance of the Barclay’s Capital Intermediate Aggregate Index.  The underlying holdings of this fund are a diversified mix of fixed income securities.  Fixed income securities do not trade on an exchange and do not have an official closing price.

3. PLAN TERMINATION

Although it has not expressed any intent to do so, AEPSC has the right to take such actions as will allow contributions to the Plan to be discontinued at any time and to terminate the Plan subject to the provisions of ERISA.  In the event of Plan termination, participants remain 100 percent vested in their accounts.

4. INVESTMENT CONTRACTS

The Managed Income Fund provides a stable value investment option to participants that includes fully benefit-responsive wrap contracts which assure the book value of investments for plan participants.  The fund’s underlying assets, which are held in a trust, utilize wrap contracts issued by four banking institutions at December 31, 2011 and 2010. The contracts provide that participants execute plan transactions at contract value. Contract value represents contributions made to the fund, plus credited interest, less participant withdrawals, without regard to changes in the fair value of the investments and securities underlying the fund. The rates for crediting interest are reset quarterly based on market rates of other similar investments, the current yield of the underlying investments and the spread between the market value and contract value.  The interest crediting rate cannot be less than 0%. Certain events, such as plan termination or a plan merger initiated by the Plan Sponsor, would limit the ability of the Plan to administer participant-level transactions at contract value or may allow for the termination of the wrap contract at market value, rather than contract value. The Plan sponsor does not believe that any events that may limit the ability of the plan to transact at contract value are probable as of December 31, 2011 or the date these financial statements are issued.  During the year ended December 31, 2011, the interest crediting rate and the average yield based on annualized earnings and interest credited to participants were 1.50% and 1.71%, respectively. During the year ended December 31, 2010 the credited rate and average yield based on annualized earnings and interest credited to participants were 1.64% and 2.26%, respectively.

5. INVESTMENTS EXCEEDING FIVE PERCENT OF THE PLAN’S NET ASSETS

Investments exceeding five percent of the Plan’s net assets as of December 31, 2011 and 2010 were as follows:

	December 31,
	2011	2010
American Electric Power Company, Inc. Common Stock	$285,559,258	$273,754,334
Mellon Capital Aggregate Bond Index Fund	371,262,961	334,693,511
Mellon Capital Stock Index Fund	423,823,169	414,525,878
Mellon Capital International Stock Index Fund	260,688,324	268,420,947
JPMorgan Intermediate Bond Fund	-	738,889,267

6.   NET APPRECIATION OF INVESTMENTS

During 2011 and 2010, the Plan's investments (including gains and losses on investments bought and sold, as well as held during the year) appreciated (depreciated) in value as follows:

	Years Ended December 31,
	2011	2010
American Electric Power Company, Inc. - Common Stock	$39,332,060	$8,111,709
Common/Collective Trusts	681,279	141,492,712
Corporate Stock	(14,985,551)	80,920,308
Fixed Income Securities	2,128,176	1,162,278
Registered Investment Companies	(9,333,016)	(129,748)
Net Appreciation in Fair Value of Investments	$17,822,948	$231,557,259

7. PARTY-IN-INTEREST TRANSACTIONS

Certain transactions involving the Plan and its assets involved parties in interest with respect to the Plan, but those transactions were not prohibited transactions under ERISA because of the applicability of one or more exemptions.  The exempt party-in-interest transactions involving the Plan included the following:  JPMorgan Chase Bank, N.A., has been acting as trustee and custodian under the Plan, while its affiliates have been acting as (a) investment manager for a number of the Plan’s investment options, (b) the Plan’s record keeper and (c) investment advisor or investment manager for a number of plan participants with respect to the amounts held in their Plan accounts.

At December 31, 2011 and 2010, the Plan held 6,912,594 and 7,608,514 shares, respectively, of common stock of American Electric Power Company, Inc., the Plan Sponsor, with a cost basis of $240,862,421 and $261,878,144, respectively.  During the years ended December 31, 2011 and 2010, the Plan recorded dividend income of $13,695,209 and $13,789,065, respectively, related to its investment in that common stock.

The Plan entered into a non-exempt prohibited transaction when it issued a $21,000 loan to a participant, who, as an employee of the Company, was a party-in-interest with respect to the Plan.  An exemption under ERISA 408(b)(1) requires that the loan be made in accordance with specific plan provisions, but the $21,000 loan was issued on April 9, 2008, when the participant’s highest outstanding loan balance in the preceding 12 months was approximately $32,500.  In the aggregate, these two loan balances exceeded the $50,000 limit imposed under the terms of the Plan by $3,500.  The Company undertook steps with the participant and appropriate government agencies to remediate the prohibited transaction, but such steps had not been completed by December 31, 2011.  Because the participant is not a “disqualified person” for purposes of Section 4975 of the IRC, 5330 is not required in connection with this transaction.

8.   FAIR VALUE MEASUREMENTS

For a discussion of fair value accounting and the classification of assets within the fair value hierarchy, see the “Fair Value Measurements of Assets” section of Note 2.

Plan Assets within the Fair Value Hierarchy at December 31, 2011
	Level 1	Level 2	Level 3	Total
Equities
Corporate Stock – Domestic	$442,805,802	$-	$-	$442,805,802
AEP Stock	285,559,258	-	-	285,559,258
Subtotal Equities	728,365,060	-	-	728,365,060

Fixed Income
Government Bonds	-	165,171,072	-	165,171,072
Corporate Debt Securities	-	174,701,942	-	174,701,942
Mortgage Backed Securities	-	406,542,746	-	406,542,746
Subtotal Fixed Income	-	746,415,760	-	746,415,760

Common/Collective Trusts
JPMorgan Liquidity Fund	-	142,411,611	-	142,411,611
Mellon Capital Small Cap Stock Index Fund	-	146,226,734	-	146,226,734
Mellon Capital Stock Index Fund	-	423,823,169	-	423,823,169
Mellon Capital International Stock Index Fund	-	260,688,324	-	260,688,324
JPMorgan US Real Estate Securities Fund	-	12,741,862	-	12,741,862
Mellon Capital Aggregate Bond Index Fund	-	371,262,961	-	371,262,961
Mellon Capital Treasury Inflation-Protected Securities Fund	-	8,878,231	-	8,878,231
JPMorgan Strategic Property Fund	-	-	34,096,695	34,096,695
JPMorgan Emerging Markets Fund	-	-	15,195,847	15,195,847
Subtotal Common/Collective Trusts	-	1,366,032,892	49,292,542	1,415,325,434

Registered Investment Companies	94,923,728	-	-	94,923,728
Cash Equivalents	-	21,875,447	-	21,875,447
Wrap Contracts	-	-	456,104	456,104
Accrued Items and Unsettled Trades	593,548	(58,195,536)	-	(57,601,988)

Total Assets Reflecting Investments at Fair Value	$823,882,336	$2,076,128,563	$49,748,646	$2,949,759,545

Plan Assets within the Fair Value Hierarchy at December 31, 2010
	Level 1	Level 2	Level 3	Total
Equities
Corporate Stock – Domestic	$494,298,612	$-	$-	$494,298,612
AEP Stock	273,754,334	-	-	273,754,334
Subtotal Equities	768,052,946	-	-	768,052,946

Fixed Income
Government Bonds	-	5,737,733	-	5,737,733
Corporate Debt Securities	-	11,877,637	-	11,877,637
Mortgage Backed Securities	-	15,466,473	-	15,466,473
Subtotal Fixed Income	-	33,081,843	-	33,081,843

Common/Collective Trusts
JPMorgan Liquidity Fund	-	24,945,975	-	24,945,975
Mellon Capital Small Cap Stock Index Fund	-	147,688,138	-	147,688,138
Mellon Capital Stock Index Fund	-	414,525,878	-	414,525,878
Mellon Capital International Stock Index Fund	-	268,420,947	-	268,420,947
Alliance Bernstein International Style Blend	-	63,365,492	-	63,365,492
JPMorgan US Real Estate Securities Fund	-	8,462,572	-	8,462,572
JPMorgan Intermediate Bond Fund		738,889,267		738,889,267
Mellon Capital Aggregate Bond Index Fund	-	334,693,511	-	334,693,511
Mellon Capital Treasury Inflation-Protected Securities Fund	-	7,671,177	-	7,671,177
JPMorgan Strategic Property Fund	-	-	29,191,929	29,191,929
JPMorgan Emerging Markets Fund	-	-	14,787,949	14,787,949
Subtotal Common/Collective Trusts	-	2,008,662,957	43,979,878	2,052,642,835

Registered Investment Companies	45,663,725	-	-	45,663,725
Cash Equivalents	-	18,561,465	-	18,561,465
Wrap Contracts	-	-	914,421	914,421
Accrued Items and Unsettled Trades	(7,125)	(13,731)	-	(20,856)

Total Assets Reflecting Investments at Fair Value	$813,709,546	$2,060,292,534	$44,894,299	$2,918,896,379

The following tables set forth a summary of the Plan's investments with a reported Net Asset Value at December 31, 2011 and 2010:

Fair Value Estimated Using Net Asset Value per Share as of December 31, 2011
	Fair Value	Redemption Frequency (If currently eligible)	Redemption Notice Period

JPMorgan Liquidity Fund	$142,411,611	Daily	1 Day
Mellon Capital Small Cap Stock Index Fund	146,226,734	Daily	Trade Date + 1
Mellon Capital Stock Index Fund	423,823,169	Daily	Trade Date + 1
Mellon Capital International Stock Index Fund	260,688,324	Daily	Trade Date + 1
JPMorgan US Real Estate Securities Fund	12,741,862	Daily	1 Day
Mellon Capital Aggregate Bond Index Fund	371,262,961	Daily	Trade Date + 1
Mellon Capital Treasury Inflation-Protected Securities Fund	8,878,231	Daily	Trade Date + 1
JPMorgan Strategic Property Fund	34,096,695	Quarterly	45 Days
JPMorgan Emerging Markets Fund	15,195,847	Daily	1 Day
Total Assets	$1,415,325,434

Fair Value Estimated Using Net Asset Value per Share as of December 31, 2010
	Fair Value	Redemption Frequency (If currently eligible)	Redemption Notice Period

JPMorgan Liquidity Fund	$24,945,975	Daily	1 Day
Mellon Capital Small Cap Stock Index Fund	147,688,138	Daily	Trade Date + 1
Mellon Capital Stock Index Fund	414,525,878	Daily	Trade Date + 1
Mellon Capital International Stock Index Fund	268,420,947	Daily	Trade Date + 1
Alliance Bernstein International Style Blend	63,365,492	Daily	1-30 Days
JPMorgan US Real Estate Securities Fund	8,462,572	Daily	1 Day
JPMorgan Intermediate Bond Fund	738,889,267	Daily	1 Day
Mellon Capital Aggregate Bond Index Fund	334,693,511	Daily	Trade Date + 1
Mellon Capital Treasury Inflation-Protected Securities Fund	7,671,177	Daily	Trade Date + 1
JPMorgan Strategic Property Fund	29,191,929	Quarterly	45 Days
JPMorgan Emerging Markets Fund	14,787,949	Daily	1 Day
Total Assets	$2,052,642,835

The following tables set forth a reconciliation of changes in the fair value of investments classified as Level 3 in the fair value hierarchy.  The 2011 presentation has been presented to reflect the expanded disclosure requirements of Accounting Standards Update No. 2010-06, Fair Value Measurements and Disclosures.

Changes in Fair Value Measurements for the Year Ended December 31, 2011

	JPMorgan Strategic Property Fund	JPMorgan Emerging Markets Fund	Wrap Contracts	Total
Balance at Beginning of Year	$29,191,929	$14,787,949	$914,421	$44,894,299

Realized Gains	-	133,801	-	133,801
Unrealized Gains (Losses)	5,119,766	3,313,297	(458,317)	7,974,746
Purchases	(215,000)	(3,504,200)	-	(3,719,200)
Sales	-	465,000	-	465,000
Issuances	-	-	-	-
Settlements	-	-	-	-
Balance at End of Year	$34,096,695	$15,195,847	$456,104	$49,748,646

Changes in Fair Value Measurements for the Year Ended December 31, 2010

	JPMorgan Strategic Property Fund	JPMorgan Emerging Markets Fund	Wrap Contracts	Total
Balance at Beginning of Year	$20,401,736	$13,745,305	$1,332,221	$35,479,262

Realized Gains (Losses)	(663,773)	633,758	-	(30,015)
Unrealized Gains (Losses)	12,716,400	(938,904)	(417,800)	11,359,696
Purchases, Sales, Issuances, and Settlements (Net)	(3,262,434)	1,347,790	-	(1,914,644)
Balance at End of Year	$29,191,929	$14,787,949	$914,421	$44,894,299

9. RISK AND UNCERTAINITIES

The Plan utilizes various investment instruments, including common stock, bonds, commingled funds and investment contracts.  Investment securities are exposed to various risks, such as interest rate, credit and market volatility.  Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such change could materially affect the amounts reported in the financial statements.

10. FEDERAL INCOME TAX

The IRS has determined that the Plan meets the requirements of Section 401(a) of the IRC and recognizes the exempt status of the Plan’s trust pursuant to Section 501(a) of the IRC.

The Plan has been amended subsequent to the issuance of the most recent IRS determination letter and the plan sponsor submitted an application to the IRS on January 30, 2012, for an updated determination letter that will take into account those additional amendments.  Plan management believes that the Plan is currently designed and operated in compliance with the applicable requirements of the IRC and that the Plan’s trust continues to be tax-exempt.  Therefore, no provision for income taxes has been included in the Plan’s financial statements.

GAAP requires Plan management to evaluate tax positions taken by the Plan and recognize a tax liability if the Plan has taken an uncertain position that more likely than not would not be sustained upon examination by the IRS. The Plan administrator has analyzed the tax positions taken by the Plan, and has concluded that as of December 31, 2011 and 2010, there are no uncertain positions taken or expected to be taken that would require recognition of a liability or disclosure in the financial statements. The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress.  The Plan administrator believes it is no longer subject to income tax examinations for years prior to 2008.

11. WORKFORCE REDUCTION

Distributions to plan participants were significantly lower during 2011 than during 2010 primarily because AEP implemented cost reduction initiatives in the second quarter of 2010 that reduced its workforce by 11.5%.  A significant number of participants whose employment terminated during 2010 elected to withdraw their plan accounts.

In April 2012, AEP initiated a process to identify employee repositioning opportunities and efficiencies.  The process will result in the redeployment of employees and involuntary severances.  The process is expected to be completed by the end of 2012.

12. RECONCILIATION OF FINANCIAL STATEMENTS TO THE FORM 5500

Due to changes in the IRS Form 5500 filing requirements, the income statement in Schedule H, Part II, is now required to separately report certain deemed distributions of participant loans, whether or not those loans may otherwise remain collectible and would still be (and are) reflected as assets on the accompanying financial statements, which are prepared on the accrual basis of accounting.  Because loans deemed distributed are no longer to be carried as assets of the Plan unless and until the participant actually undertakes the repayment, amounts reported on Schedule H as Participant loans as of the beginning and ending of the year were adjusted so that prospectively the amounts reported on Schedule H, Part I, Line 1c(8), columns (a) and (b) are in conformity with the Form 5500 filing requirements, but differ from those reported in the accompanying financial statements.

	January 1,
Participant Loans – Schedule H, Part I, line 1c(8), Column (a)	2011	2010
Beginning Balance per Financial Statements	$70,565,226	$66,455,396
Less: Loans Deemed Distributed with No Post-Default Payments	(1,474,224)	(766,983)
Balance Reported on Form 5500	$69,091,002	$65,688,413

	December 31,
Participant Loans – Schedule H, Part I, line 1c(8), Column (b)	2011	2010
Ending Balance per Financial Statements	$74,987,631	$70,565,226
Less: Assets and Activity Related to Loans Deemed Distributed with No Payments Post-Default	(1,695,638)	(1,474,224)
Balance Reported on Form 5500	$73,291,993	$69,091,002

As a result of the changes to Form 5500, beginning and ending Net Assets Available for Benefits as well as Increase (Decrease) in Net Assets will differ between reported amounts on the Financial Statements and Form 5500 as follows:

	January 1,
Net Assets – Schedule H, Part I, Line 1l, Column (a)	2011	2010
Beginning Balance per Financial Statements	$2,998,060,700	$3,031,401,472
Less: Adjustment from Contract Value to Fair Value	(8,599,095)	(49,132,012)
Less: Loans Deemed Distributed with No Post-Default Payments	(1,474,224)	(766,983)
Beginning Balance Reported on Form 5500	$2,987,987,381	$2,981,502,477

	December 31,
Net Assets – Schedule H, Part I, Line 1l, Column (b)	2011	2010
Ending Balance per Financial Statements	$3,018,675,861	$2,998,060,700
Less: Adjustment from Contract Value to Fair Value	6,071,315	(8,599,095)
Less: Assets and Activity Related to Loans Deemed Distributed with No Payments Post-Default	(1,695,638)	(1,474,224)
Balance Reported on Form 5500	$3,023,051,538	$2,987,987,381

	December 31,
Increase (Decrease) in Net Assets – Schedule H, Part II, Line 2k	2011	2010
Per Financial Statements	$20,615,161	$(33,340,772)
Less: Adjustment from Contract Value to Fair Value	14,670,410	40,532,917
Less: Loans Deemed Distributed	(221,414)	(707,241)
Reported on Form 5500	$35,064,157	$6,484,904

AMERICAN ELECTRIC POWER SYSTEM RETIREMENT SAVINGS PLAN
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
DECEMBER 31, 2011

	INVESTMENT CONTRACTS:
	Stable Value Wrap
	Bank of America
	variable annual yield (2.00% at December 31, 2011)
	with an indeterminate maturity date	$227,966
	Stable Value Wrap
	ING
	variable annual yield (2.00% at December 31, 2011)
	with an indeterminate maturity date	-
	Stable Value Wrap
	IXIS
	variable annual yield (2.00% at December 31, 2011)
	with an indeterminate maturity date	-
	Stable Value Wrap
	State Street Bank
	variable annual yield (2.00% at December 31, 2011)
	with an indeterminate maturity date	228,138
	Subtotal Wrapper Contracts	$456,104

Shares	Identity of Issuer, Borrower, Lessor or Similar Party	Fair Value
	Common / Collective Trusts
130,244,733	JPMCB Liquidity Fund	$130,244,733
	Total Common / Collective Trusts	$130,244,733

	Corporate Debt Securities
2,315,000	ALTRIA GROUP INC	$2,513,157
1,230,000	AMER EXPRESS CREDIT CO	1,334,869
2,875,000	AMERICA MOVIL SAB DE CV	2,866,990
925,000	AMERICAN INTL GROUP	875,337
2,535,000	ANHEUSER-BUSCH INBEV WOR	2,733,141
415,000	AT&T INC AUG 2016	423,419
1,680,000	AT&T INC MAY 2016	1,750,790
960,000	AT&T INC NOV 2013	1,058,313
2,390,000	BANK OF AMERICA CORP MAY 2014	2,478,093
1,085,000	BANK OF AMERICA CORP MAR 2016	1,000,132
770,000	BANK OF AMERICA CORP JUL 2016	712,958
770,000	BANK OF MONTREAL	782,279
1,245,000	BANK OF NOVA SCOTIA	1,250,016
1,120,000	BARCLAYS BANK PLC	1,154,518
2,020,000	BARRICK GOLD CORP	2,073,213
495,000	BAXTER INTERNATIONAL INC	498,847
1,110,000	BHP BILLITON FIN USA LTD	1,121,240
1,270,000	BNP PARIBAS	1,191,226
2,035,000	BRITISH TELECOM PLC	2,106,929
1,830,000	BURLINGTN NORTH SANTA FE	1,913,369
2,200,000	CANADIAN IMPERIAL BANK	2,199,949
950,000	CANADIAN NATL RESOURCES	955,534
1,275,000	CANADIAN PACIFIC RR CO	1,494,969
1,515,000	CAPITAL ONE FINANCIAL CO MAY 2014	1,664,549
580,000	CAPITAL ONE FINANCIAL CO JUL 2016	582,482

1,820,000	CATERPILLAR FINANCIAL SE AUG 2016	1,868,323
740,000	CATERPILLAR FINANCIAL SE DEC 2014	740,920
3,290,000	CISCO SYSTEMS INC	3,351,661
4,320,000	CITIGROUP INC DEC 2013	4,470,159
700,000	CITIGROUP INC DEC 2015	704,478
1,870,000	CITIGROUP INC JUN 2016	1,863,554
1,115,000	COCA-COLA CO/THE	1,134,124
2,000,000	COVIDIEN INTL FINANCE SA	2,076,210
1,400,000	CR BARD INC	1,464,484
1,280,000	CREDIT SUISSE NEW YORK	1,266,962
1,340,000	CVS CAREMARK CORP	1,412,829
2,465,000	DAIMLER FINANCE NA LLC	2,684,871
1,550,000	DCP MIDSTREAM OPERATING	1,564,229
945,000	DEUTSCHE BANK AG LONDON	961,325
2,470,000	DIRECTV HOLDINGS/FING	2,546,382
915,000	DOMINION RESOURCES INC	936,437
830,000	ECOLAB INC	858,560
1,765,000	ENTERPRISE PRODUCTS OPER	1,933,852
1,175,000	EXPRESS SCRIPTS HOLDING	1,196,685
1,015,000	EXPRESS SCRIPTS HOLDING MAY 2016	1,020,626
4,530,000	GENERAL ELEC CAP CORP NOV 2015	4,550,254
760,000	GENERAL ELEC CAP CORP JAN 2014	771,377
1,205,000	GEORGIA POWER COMPANY	1,277,695
1,015,000	GILEAD SCIENCES INC	1,033,278
1,815,000	GOLDMAN SACHS GROUP INC MAY 2014	1,883,995
1,095,000	GOLDMAN SACHS GROUP INC FEB 2016	1,058,014
1,290,000	HCP INC	1,288,124
2,770,000	HEWLETT-PACKARD CO	2,789,540
985,000	HSBC FINANCE CORP JAN 2014	907,376
3,525,000	HSBC FINANCE CORP MAY 2012	3,590,724
1,550,000	IBM CORP	1,567,622
1,285,000	JOHN DEERE CAPITAL CORP	1,298,929
1,270,000	LG&E & KU ENERGY LLC	1,250,794
1,185,000	LLOYDS TSB BANK PLC	1,154,882
510,000	MATTEL INC	513,278
745,000	MCKESSON CORP	788,451
1,270,000	METLIFE INC	1,287,720
1,615,000	MORGAN STANLEY JUL 2015	1,514,469
370,000	MORGAN STANLEY JUL 2014	348,452
2,940,000	MORGAN STANLEY MAY 2014	2,968,562
985,000	NATIONWIDE HEALTH PPTYS	1,057,740
2,095,000	NBCUNIVERSAL MEDIA LLC	2,211,208
745,000	NORDSTROM INC	835,394
1,640,000	ONEOK PARTNERS LP	1,688,123
1,235,000	PHILIP MORRIS INTL INC	1,277,032
2,000,000	PLAINS ALL AMER PIPELINE SEP 2012	2,040,130
1,215,000	PLAINS ALL AMER PIPELINE SEP 2015	1,286,610
1,475,000	PNC FUNDING CORP	1,501,513
3,445,000	PRUDENTIAL FINANCIAL INC	3,705,290
780,000	RABOBANK NEDERLAND OCT 2015	764,322
1,525,000	RABOBANK NEDERLAND JAN 2014	1,517,149
735,000	RIO TINTO FIN USA LTD	748,597
1,125,000	ROGERS COMMUNICATIONS IN	1,240,461

2,765,000	ROYAL BANK OF CANADA	2,779,353
745,000	ROYAL BK OF SCOTLAND PLC	712,356
825,000	SANOFI	831,404
2,120,000	SHELL INTERNATIONAL FIN	2,272,937
2,020,000	SVENSKA HANDELSBANKEN AB	2,031,615
1,185,000	TARGET CORP	1,193,704
1,465,000	TELECOM ITALIA CAPITAL	1,359,819
1,275,000	TELEFONICA EMISIONES SAU	1,222,697
930,000	TEVA PHARMACEUT FIN BV	945,892
1,700,000	TEXAS INSTRUMENTS INC	1,721,158
1,350,000	TORONTO-DOMINION BANK	1,376,841
1,740,000	UBS AG STAMFORD CT	1,735,215
745,000	UNITEDHEALTH GROUP INC	791,238
1,000,000	VALE OVERSEAS LIMITED	1,101,601
1,000,000	VENTAS REALTY LP/CAP CRP	977,893
1,240,000	VERIZON COMMUNICATIONS APR 2016	1,298,516
1,675,000	VERIZON COMMUNICATIONS MAR 2014	1,709,599
1,570,000	VERIZON COMMUNICATIONS NOV 2016	1,574,448
1,795,000	VF CORP	1,798,075
1,355,000	WAL-MART STORES INC	1,448,228
1,165,000	WATSON PHARMACEUTICALS I	1,370,098
2,660,000	WELLS FARGO & COMPANY	2,779,695
1,595,000	WESTPAC BANKING CORP	1,662,363
2,260,000	WILLIAMS PARTNERS LP	2,372,532
360,000	WPP FINANCE 2010	357,377
490,000	XEROX CORPORATION MAR 2016	548,279
1,840,000	XEROX CORPORATION MAY 2014	2,076,221
	Total Corporate Debt Securities	$162,559,249

	Government Bonds
145,000	TREASURY BILL MAR 2012	$144,994
100,000	TREASURY BILL FEB 2012	99,999
9,395,000	US TREASURY N/B APR 2015	10,026,231
25,160,000	US TREASURY N/B MAY 2015	26,561,487
9,355,000	US TREASURY N/B JUN 2015	9,802,281
27,155,000	US TREASURY N/B OCT 2013	27,272,744
8,410,000	US TREASURY N/B MAY 2014	8,549,286
18,325,000	US TREASURY N/B AUG 2016	18,525,439
2,290,000	US TREASURY N/B SEP 2016	2,313,614
39,445,000	US TREASURY N/B NOV 2013	39,449,615
13,200,000	US TREASURY N/B DEC 2014	13,156,691
	Total Government Bonds	$155,902,381

	Mortgage Backed Securities
19,300,000	FNCI 3 1/12	$19,930,265
17,800,000	FNCI 3.5 1/12	18,612,125
12,520,000	FNCI 4 1/12	13,202,731
11,600,000	FNCI 5 1/12	12,473,625
10,000,000	FANNIE MAE	10,129,770
6,000,000	FREDDIE MAC MAY 2016	6,354,450
10,000,000	FREDDIE MAC JUL 2014	10,107,220
8,025,000	FREDDIE MAC AUG 2014	8,103,107
4,980,000	BMWOT 2011-A A3	4,972,115

3,320,000	BSCMS 2006-PW12 A4	3,703,331
1,385,000	BSCMS 2006-PW11 A4	1,535,417
5,600,000	CGCMT 2004-C2 A5	5,966,106
3,718,397	COMM 2004-LB2A A4	3,909,583
6,347,105	FG G11773	6,815,470
1,445,393	FG G13072	1,552,801
4,218,506	FG J12243	4,428,656
2,788,400	FG J12387	3,000,529
4,587,789	FG J13139	4,816,336
4,411,323	FG J13885	4,602,007
5,040,799	FG J15655	5,258,694
4,231,839	FG J15660	4,447,943
4,366,850	FN 254916	4,795,501
3,779,107	FN AH0973	3,986,853
9,981,375	FN AH1231	10,447,233
5,625,444	FN AI2067	5,888,000
4,140,889	FN AI2999	4,334,156
5,763,848	FN AI5529	6,087,905
7,356,940	FN AI6698	7,700,309
19,112,627	FN AJ1445	20,187,185
863,401	FN AJ2329	903,698
4,800,000	FHR 2682 LC	5,114,228
3,400,000	FHR 2827 TE	3,642,681
985,000	FHR 2864 LE	1,046,949
3,176,418	FHR 2992 JP	3,364,937
5,836,698	FN 709829	6,339,040
12,934,484	FN 889673	13,966,390
2,143,234	FN AB1066	2,261,053
2,434,427	FN AD0466	2,603,629
8,363,457	FN AE0126	9,033,302
4,676,440	FN AE9810	4,975,895
4,065,000	FORDO 2011-A A3	4,073,547
2,810,000	FORDO 2011-B A3	2,808,420
4,725,202	GN 763535	5,076,508
5,500,000	GMACC 2003-C1 A2	5,618,828
5,000,000	GECMC 2004-C2 A4	5,278,385
1,562,889	GNR 2009-72 LA	1,630,184
823,644	GNR 2009-69 L	875,951
1,760,946	GNR 2009-70 WG	1,812,041
3,168,282	GNR 2009-108 WG	3,334,044
6,252,936	GNR 2010-91 GA	6,607,136
3,250,084	GNR 2009-127 PL	3,464,980
1,067,337	GNR 2010-45 YQ	1,106,001
1,184,832	GNR 2010-32 AK	1,256,177
1,430,000	GCCFC 2003-C2 A4	1,495,877
3,675,000	GCCFC 2005-GG3 A3	3,715,598
1,715,000	HDMOT 2011-1 A2A	1,712,297
5,390,000	HAROT 2011-3 A3	5,390,640
4,525,000	HART 2011-C A3	4,512,632
8,310,000	LBUBS 2005-C5 A4	9,071,553
5,240,000	LBUBS 2003-C5 A4	5,444,821
2,765,000	MBART 2011-1 A3	2,767,154
8,884,000	MLMT 2005-CKI1 A6	9,837,635
1,750,000	NALT 2011-A A2A	1,747,819
2,035,000	NALT 2011-A A2B	2,035,625
5,570,000	NAROT 2011-B A2	5,571,213

7,190,000	TAOT 2011-B A3	7,156,792
3,435,000	VWALT 2011-A A2	3,435,037
3,015,000	WBCMT 2005-C21 A4	3,304,714
4,000,000	WBCMT 2005-C17 A4	4,337,472
4,000,000	WBCMT 2005-C18 A4	4,346,756
730,000	WBCMT 2006-C25 A5	809,944
	Total Mortgage Backed Securities	$390,237,006

	Net Assets Pending Settlement	$(61,388,396)

	Subtotal Stable Value	$777,554,973

	TOTAL - INVESTMENT CONTRACTS	778,011,077
	ADJUSTMENT FROM FAIR VALUE TO CONTRACT VALUE	(6,071,315)
	TOTAL - INVESTMENT CONTRACTS AT CONTRACT VALUE	$771,939,762

AMERICAN ELECTRIC POWER SYSTEM RETIREMENT SAVINGS PLAN
SCHEDULE OF ASSETS (HELD AT END OF YEAR (continued))
DECEMBER 31, 2011

Shares	Identity of Issuer, Borrower, Lessor or Similar Party	Fair Value
	Cash Equivalents
21,875,447	Cash	$21,875,447
	Total Cash Equivalents	$21,875,447

	Common / Collective Trusts
318,626	JPMCB US Real Estate Securities Fund	12,741,862
3,063,327	EB Daily Liquidity Non SL Aggregate Bond Index Fund	371,262,961
2,748,514	EB Daily Liquidity Non SL International Stock Index Fund	260,688,324
1,182,911	EB Daily Liquidity Non SL Small Cap Stock	146,226,734
3,503,018	EB Daily Liquidity Non SL Stock Index Fund	423,823,169
75,580	EB DL Non SL Treasury Inflation Protected Securities Fund	8,878,231
999,069	JPMCB Emerging Markets - Equity Focused	15,195,847
20,364	JPMCB Strategic Property Fund	34,096,695
12,166,878	JPMCB Liquidity Fund	12,166,878
	Total Common / Collective Trusts	$1,285,080,701

	AEP Stock
6,912,594	American Electric Power Company, Inc. Common Stock $6.50 par value	$285,559,258
	Total AEP Stock	$285,559,258

	Corporate Stock
6,400	3M CO COM STK USD0.01	$523,072
5,950	AARON'S INC CLASS'A'COM VTG USD0.5	158,835
27,500	ABB LTD ADR EACH REPR I CHF2.50(SPON)	517,825
15,500	ABBOTT LABS COM NPV	871,565
7,805	ABM INDUSTRIES INC COM STK USD0.01	160,939
23,700	ACCENTURE PLC CLS'A'USD0.0000225	1,261,551
8,700	ACE LIMITED CHF30.57	610,044
11,775	ACTUANT CORP CLS'A' COM STK USD0.20	267,175
8,200	ADVANCE AUTO PARTS INC COM STK USD0.0001	571,458
19,900	ADVANCE AUTO PARTS INC COM STK USD0.0001	1,386,747
18,045	AEGION CORP USD0.01	276,810
7,070	AEROPOSTALE INC COM STK USD0.01	107,818
20,800	AETNA INC NEW COM STK USD0.001	877,552
6,000	AFC ENTERPRISES INC USD0.01	88,200
3,270	AFFILIATED MANAGERS GROUP INC COM STK USD0.01	313,757
40,600	AFLAC INC COM STK USD0.10	1,756,356
50,373	AGILENT TECHNOLOGIES INC COM STK USD0.01	1,759,529
31,000	AGILENT TECHNOLOGIES INC COM STK USD0.01	1,082,830
10,100	AGRIUM INC COM NPV	680,084
4,400	AIR METHODS CORP COM STK USD0.06	371,580
3,000	AIR PRODUCTS & CHEMICALS INC COM STK USD1	257,310
28,800	ALCOA INC COM STK USD1	249,120
800	ALEXANDRIA REAL ESTATE EQUITIES INC COM STK	55,568
9,698	ALEXION PHARMACEUTICAL INC COM NPV USD0.001	693,407
4,490	ALLEGHENY TECHNOLOGIES INC COM STK USD0.10	214,622
31,352	ALLERGAN INC COM STK USD0.01	2,750,824
12,000	ALLIANCE DATA SYSTEM COM STK USD0.01	1,246,080
12,100	ALLIANCE DATA SYSTEM COM STK USD0.01	1,256,464
52,600	ALLSCRIPTS HEALTHCARE SOLUTIONS INC COM STK	996,244
30,400	ALLSTATE CORP COM STK USD0.01	839,648
38,000	ALPHA NATURAL RESOURCES COM STK USD0.01	776,340
37,313	ALTERA CORP COM STK USD0.001	1,384,312
10,800	ALTERA CORP COM STK USD0.001	400,680
9,230	ALTERRA CAPITAL HLDGS LTD USD0.01	218,105
6,000	ALTERRA CAPITAL HLDGS LTD USD0.01	141,780
31,954	AMAZON COM INC COM STK USD0.01	5,531,237
12,575	AMC NETWORKS INC USD0.01	472,569
18,300	AMEREN CORP COM STK USD0.01	606,279
22,785	AMERICAN EAGLE OUTFITTER COM STK USD0.01	350,889

35,528	AMERICAN EXPRESS CO COM USD0.20	1,675,856
10,457	AMERICAN GREETINGS CORP COM STK CLASS'A'USD1	132,386
43,359	AMERICAN TOWER CORP CLASS'A' COM USD0.01	2,601,974
12,500	AMERIPRISE FINANCIAL INC COM STK USD0.01	620,500
36,400	AMERIPRISE FINANCIAL INC COM STK USD0.01	1,806,896
22,400	AMERISOURCEBERGEN CORP COM STK NPV	833,056
14,400	AMGEN INC COM STK USD0.0001	924,624
30,900	AMPHENOL CORP CLASS'A'COM STK USD0.001	1,402,962
4,380	AMSURG CORP COM STK NPV	114,055
21,613	ANADARKO PETROLEUM CORP COM STK USD0.10	1,649,720
26,200	ANN INC USD0.0068	649,236
29,550	ANWORTH MORTGAGE ASSET CORP COM STK USD0.01	191,780
13,595	APOLLO INVESTMENT CORP COM STK USD0.001	91,358
21,098	APPLE INC COM STK NPV	8,544,690
3,300	APPLE INC COM STK NPV	1,336,500
12,367	APTARGROUP INC COM STK USD0.01	645,186
8,700	ARCHER DANIELS MIDLAND CO COM STK NPV	248,820
27,995	ARES CAPITAL CORP COM STK USD0.001	432,523
6,119	ARGO GROUP INTL HLDGS COM STK USD0.01	177,206
15,859	ARM HLDGS ADS EACH REP 3 ORD	438,819
57,700	ARRIS GROUP INC COM STK USD0.01	624,314
31,100	ARROW ELECTRONICS INC COM STK USD1	1,163,451
24,135	ARROW ELECTRONICS INC COM STK USD1	902,890
16,160	ASBURY AUTOMOTIVE GROUP INC COM STK USD0.01	348,410
15,355	ASCENA RETAIL GROUP INC USD0.05	456,351
3,275	ASHLAND INC COM STK USD1	187,199
32,500	ASML HOLDING NV EUR0.09(NY REG)	1,358,175
7,600	ASPEN INSURANCE HLDGS COM STK USD0.15144558	201,400
15,000	ASSURANT INC COM STK USD0.01	615,900
4,460	ASSURANT INC COM STK USD0.01	183,128
4,100	ASSURANT INC COM STK USD0.01	168,346
88,800	ASSURED GUARANTY LTD COM STK USD0.01	1,166,832
18,800	ASTRAZENECA PLC ADR EACH REP 1 ORD USD0.25(MGT)	870,252
35,951	ATMEL CORP COM STK USD0.001	291,203
228,593	ATMEL CORP COM STK USD0.001	1,851,603
24,800	ATWOOD OCEANICS INC COM STK USD1	986,792
10,000	AUTOLIV INC COM STK USD1	534,900
2,055	AUTOLIV INC COM STK USD1	109,922
1,800	AUTOZONE INC COM STK USD0.01	584,946
47,133	AVAGO TECHNOLOGIES LTD NPV	1,360,258
18,900	AVERY DENNISON CORP COM STK USD1	542,052
41,700	AVNET INC COM STK USD1	1,296,453
18,925	AVNET INC COM STK USD1	588,378
6,730	AXIS CAPITAL HLDGS COM STK USD0.0125	216,706
20,481	BAIDU INC ADR EACH REPR 0.10 SHARE A	2,385,422
12,153	BAKER HUGHES INC COM STK USD1	591,122
7,100	BALL CORP COM STK NPV	253,541
13,700	BALL CORP COM STK NPV	489,227
15,817	BANK OF HAWAII CORP COM STK USD2	703,698
30,956	BAYERISCHE MOTOREN WERKE AG ADR EACH REPR 0.333	688,152
12,632	BBCN BANCORP INC	119,372
19,700	BE AEROSPACE INC COM STK USD0.01	762,587
9,760	BEACON ROOFING SUPPLY INC COM STK USD0.01 CLS'A'	197,445
25,606	BED BATH AND BEYOND COM STK USD0.01	1,484,380
9,200	BED BATH AND BEYOND COM STK USD0.01	533,324
3,000	BEL FUSE INC CLASS'B'SHS USD0.1	56,250
31,200	BELDEN INC COM STK USD0.01	1,040,056
6,455	BELDEN INC COM STK USD0.01	215,145
5,100	BELDEN INC COM STK USD0.01	169,983
61,800	BELO CORP CLASS'A'COM STK USD1.67	389,340
19,500	BEMIS CO INC COM STK USD0.10	586,560
3,200	BERRY PETROLEUM CORP CLASS'A'COM STK USD0.01	134,464
11,800	BILL BARRETT CORP COM NPV	402,026
9,500	BIOMED REALTY TRUST INC COM STK USD0.01	173,660
6,000	BLACK BOX CORP COM STK USD0.001	168,660

15,900	BMC SOFTWARE INC COM STK USD0.01	521,202
17,656	BOEING CO COM STK USD5	1,295,068
25,123	BORG-WARNER INC COM STK USD0.01	1,601,340
17,900	BP AMOCO P.L.C ADR-EACH CNV INTO 6 ORD USD0.25	765,046
8,900	BRADY CORP 'A'NON.V USD0.01	280,973
20,100	BRINK'S COMPANY BRINKS GROUP COM USD1	540,288
9,610	BRINK'S COMPANY BRINKS GROUP COM USD1	258,317
48,911	BRISTOL-MYERS SQUIBB CO COM STK USD0.10	1,723,624
24,400	BRISTOL-MYERS SQUIBB CO COM STK USD0.10	859,856
5,615	BRISTOW GROUP INC COM STK USD0.01	266,095
43,840	BROADCOM CORP CLASS'A'COM STK USD0.0001	1,287,142
15,600	BROOKFIELD RESIDENTIAL PPTYS INC USD0.01	121,836
47,300	BROOKS AUTOMATION INC	485,771
37,900	BRUNSWICK CORP COM STK USD0.75	684,474
36,950	BUCKLE COM STK USD0.05	1,510,147
4,400	BUNGE LTD COM STK USD0.01	251,680
36,424	BURBERRY GROUP SPON ADR EACH REP 2 ORD	1,356,579
61,900	CA INC COM STK USD0.10	1,251,309
50,500	CABLEVISION SYSTEMS CORP NY GROUP COM STK USD0.01	718,110
6,959	CABOT CORP COM STK USD1	223,662
3,400	CACI INTL INC CLASS A COM	190,128
91,600	CAE INC COM NPV	888,520
13,565	CALLAWAY GOLF CO COM STK USD0.01	75,014
9,700	CAMBREX CORP COM STK USD0.10	69,646
60,800	CAMECO CORP COM NPV	1,103,404
22,200	CAMERON INTERNATIONAL CORP COM STK USD0.01	1,092,018
6,619	CAMPUS CREST COMMUNITIES INC USD0.01	67,646
14,100	CAPITAL ONE FINANCIAL CORP COM STK USD0.01	596,289
11,430	CAPSTEAD MTGE.CORP COM STK USD0.01	147,104
15,600	CAPSTEAD MTGE.CORP COM STK USD0.01	200,772
20,400	CARDINAL HEALTH INC COM STK NPV	832,830
19,300	CARLISLE COS INC COM STK USD1	854,990
23,700	CARLISLE COS INC COM STK USD1	1,049,910
2,700	CASCADE CORP COM STK USD0.50	128,034
6,400	CATAHY GENERAL BANCORP COM STK USD0.01	95,552
4,850	CATO CORP CLASS'A'COM STK USD0.03 1/3	118,486
22,200	CBS CORP CLASS'B' COM STK USD0.001	605,524
6,300	CEC ENTERTAINMENT COM STK USD0.10	218,421
5,649	CELANESE CORP COM STK USD0.0001 CLS'A'	250,081
23,000	CELANESE CORP COM STK USD0.0001 CLS'A'	1,018,210
42,510	CELGENE CORP COM STK USD0.01	2,873,676
6,310	CENTENE CORP(DEL) COM STK USD0.001	249,813
1,800	CF INDUSTRIES HOLDINGS INC COM STK USD0.01	260,964
9,376	CH ROBINSON WORLDWIDE INC COM STK USD0.10	657,351
29,740	CHARMING SHOPPES INC COM STK USD0.10	145,726
5,385	CHATHAM LODGING TRUST USD0.01	58,993
8,553	CHECKPOINT SYSTEMS COM STK USD0.10	93,570
7,300	CHEVRON CORP COM STK USD0.75	776,720
12,608	CHICAGO BRIDGE & IRON CO N.V. EUR0.01 (REG)	476,582
22,600	CHICOS FAS INC COM STK USD0.01	251,764
12,600	CHICOS FAS INC COM STK USD0.01	140,364
2,900	CHILDRENS PLACE RETAIL STORE INC COM STK USD0.10	154,048
6,625	CHILDRENS PLACE RETAIL STORE INC COM STK USD0.10	351,920
6,154	CHIPOTLE MEXICAN GRILL COM STK USD0.01	2,078,452
9,000	CHUBB CORP COM STK USD1	626,490
2,758	CIBER INC COM STK USD0.01	10,646
20,500	CIGNA CORP COM STK USD0.25	861,000
324,500	CINCINNATI BELL NC USD0.01	983,235
4,100	CLIFFS NATURAL RESOURCES INC COM STK USD0.125	255,635
12,700	CLIFFS NATURAL RESOURCES INC COM STK USD0.125	791,845
24,559	COACH INC COM STK USD0.01	1,504,607
3,300	COACH INC COM STK USD0.01	202,265
19,000	COGNEX CORP COM STK USD0.002	680,010
15,700	COINSTAR INC COM STK USD0.001	716,548
4,565	COLONY FINANCIAL INC USD0.01	73,268

396	COLONY FINANCIAL INC USD0.01	6,356
5,210	COLUMBIA BANKING SYSTEMS INC COM STK NPV	100,397
6,390	COMERICA INC COM STK USD5	165,501
1,735	COMMERCE BANCSHARES INC COM STK USD5	66,138
31,510	COMPUTER SCIENCES CORP COM STK USD1	753,089
11,589	COMSTOCK RESOURCES INC COM STK USD0.50	177,312
15,857	COMTECH TELECOMMUNICATIONS COM STK USD0.10	453,827
10,900	CONOCOPHILLIPS COM STK USD1.25	794,283
48,600	CONVERGYS CORP COM STK NPV	620,622
5,100	CORN PRODUCTS INTERNATIONAL INC COM STK USD0.01	269,229
29,812	COSTCO WHOLESALE CORP COM STK USD0.005	2,483,936
5,902	COVANCE INC COM STK USD0.01	269,839
11,145	COVANTA HOLDING CORP	153,411
2,769	CRA INTERNATIONAL INC COM	54,937
5,400	CUMMINS INC COM STK USD2.50	475,308
10,000	CUMMINS INC COM STK USD2.50	880,200
24,300	CUMMINS INC COM STK USD2.50	2,138,886
8,405	CURTISS-WRIGHT CORP COM STK USD1	296,949
12,111	CVB FINANCIAL NPV	121,473
48,460	CYS INVESTMENTS INC USD0.01	636,764
11,466	CYS INVESTMENTS INC USD0.01	150,663
29,600	DANA HOLDING CORP USD0.01	359,640
9,600	DARDEN RESTAURANTS INC COM STK NPV	437,568
2,455	DAVITA INC COM STK USD0.001	186,114
6,300	DECKERS OUTDOOR CORP COM STK USD0.01	476,091
8,200	DECKERS OUTDOOR CORP COM STK USD0.01	619,674
83,600	DELL INC COM STK USD0.01	1,223,068
5,000	DELPHI FINANCIAL GROUP INC CLASS'A'COM STK USD0.01	221,500
13,600	DIANA SHIPPING INC COM STK USD0.01	101,728
15,400	DIEBOLD INC COM STK USD1.25	463,078
5,060	DIEBOLD INC COM STK USD1.25	152,154
13,500	DIRECTV USD0.01	577,260
24,600	DISCOVER FINANCIAL SERVICES COM STK USD0.01	592,860
49,150	DISCOVERY COMMUNICATIONS INC CLS 'C' USD0.01	1,852,955
32,870	DOLE FOOD CO INC USD0.001	284,326
6,800	DOLLAR TREE INC COM STK USD0.01	565,148
33,800	DONNELLEY(R.R.)& SONS CO COM STK USD1.25	487,734
48,036	DONNELLEY(R.R.)& SONS CO COM STK USD1.25	693,159
13,000	DOVER CORP COM STK USD1	754,650
10,700	DOVER CORP COM STK USD1	621,135
9,300	DOW CHEMICAL CO COM STK USD2.50	269,793
20,677	DU PONT(E.I.)DE NEMOURS & CO COM STK USD0.30	946,593
5,500	DU PONT(E.I.)DE NEMOURS & CO COM STK USD0.30	251,790
69,379	DUKE REALTY CORP COM STK USD0.01	836,017
10,998	DUNKIN BRANDS GROUP INC USD0.001	274,730
19,735	EARTHLINK INC COM STK USD0.01	127,093
6,440	EAST WEST BANCORP INC USD0.001	127,190
7,000	EASTMAN CHEMICAL CO COM STK USD0.01	275,240
11,200	EATON CORP COM USD0.50	487,536
13,300	EBIX. COM INC USD0.10	293,930
14,800	EDISON INTERNATIONAL COM STK NPV	617,530
9,700	EL PASO ELECTRIC CO COM STK NPV	336,008
8,885	ELECTRONICS FOR IMAGING INC COM STK USD0.01	126,611
137,394	EMC CORP COM STK USD0.01	2,959,467
39,800	ENCANA CORP COM NPV	737,494
7,300	ENDURANCE SPECIALTY HLDGS LTD USD1	279,225
4,900	ENERGEN CORP COM STK USD0.01	245,000
19,560	ENERSYS COM USD0.01	507,973
11,604	ENERSYS COM USD0.01	301,356
19,000	ENI ADR EACH REP 2 ORD (MGT)	784,130
4,633	ENSIGN GROUP INC COM NPV	113,786
500	ENSTAR GROUP LIMITED SHS	49,100
8,000	ENTERGY CORP COM STK USD0.01	584,400
8,100	ENTERTAINMENT PROPERTY TRUST SHS OF BENEFICIAL INT	359,721
11,815	EQUIFAX INC COM STK USD1.25	457,713

1,416	EQUITY LIFESTYLE PROPERTIES INC COM STK USD0.01	94,964
20,775	ESTEE LAUDER COMPANIES INC USD0.01 A	2,333,448
9,500	ESTERLINE TECHNOLOGIES CORP COM STK USD0.20	531,715
17,460	EXIDE TECHNOLOGIES COM STK USD0.01	45,920
13,764	EXPEDITORS INTERN OF WASHINGTON INC COM STK	563,773
38,600	EXPRESS INC USD0.01	769,684
6,290	EXPRESS INC USD0.01	125,423
45,783	EXPRESS SCRIPTS INC COM STK USD0.01	2,046,042
9,100	EXXON MOBIL CORP COM STK NPV	771,316
8,300	F5 NETWORK INC COM STK USD0.01	880,796
13,815	FEDERATED INVESTORS INC COM STK CLASS'B'USD0.01	209,297
28,035	FIDELITY NATIONAL FINANCIAL INC CLASS 'A' COM STK	446,598
19,440	FIFTH STREET FINANCE CORP USD0.01	186,041
49,600	FIFTH THIRD BANCORP COM STK NPV	634,880
39,800	FINISAR CORP USD0.001	666,451
10,240	FINISH LINE INC CLASS'A'COM STK USD0.01	197,478
24,250	FIRST AMERICAN FINANCIAL CORP USD0.00001	308,703
1,110	FIRST CITIZENS BANCSHARES INC NRTH CLASS'A'SHS	194,572
19,619	FIRST MIDWEST BANCORP COM STK USD0.01	198,937
32,200	FIRST NIAGARA FINANCIAL GROUP INC COM	277,886
13,000	FIRSTENERGY CORP COM STK USD0.10	575,900
48,475	FLEXTRONICS INTERNATIONAL ORD USD0.01	274,369
11,700	FLOWSERVE CORP COM STK USD1.25	1,165,788
10,300	FLUOR CORP(NEW) COM STK USD0.01	518,763
24,520	FLUSHING FINANCIAL CORP COM STK USD0.01	309,688
5,900	FLUSHING FINANCIAL CORP COM STK USD0.01	74,517
12,952	FNB CORP PA COM STK USD0.01	146,487
24,400	FOOT LOCKER INC COM STK USD0.01	581,696
5,405	FOOT LOCKER INC COM STK USD0.01	128,855
7,948	FOOT LOCKER INC COM STK USD0.01	189,480
4,900	FOSSIL INC COM STK USD0.01	388,864
37,600	FOSTER WHEELER AG CHF3	719,664
6,000	FRANKLIN RESOURCES INC COM STK USD0.10	576,360
9,030	FRESH DEL MONTE PRODUCE NV COM STK USD0.01	225,840
10,165	FTI CONSULTING INC COM STK USD0.01	431,199
7,500	FULLER(H.B.)CO COM STK USD1	173,325
18,100	FULTON FINANCIAL CORP COM STK USD2.50	178,647
4,040	G & K SERVICES INC CLASS'A'COM STK USD0.50	117,604
1,500	G & K SERVICES INC CLASS'A'COM STK USD0.50	43,665
9,230	GAMESTOP CORPORATION NEW CLASS 'A' COM USD0.001	222,720
67,900	GANNETT CO INC COM STK USD1	913,255
8,265	GENERAC HLDGS USD0.01	231,668
17,719	GENERAL CABLE CORP COM STK USD0.01	443,152
17,740	GENWORTH FINANCIAL INC COM STK USD0.001	116,197
7,340	GEO GROUP INC COM USD0.01	122,945
21,100	GILEAD SCIENCES INC COM STK USD0.001	863,623
28,100	GLOBAL PAYMENTS INC COM STK USD0.001	1,331,378
3,045	GLOBAL PAYMENTS INC COM STK USD0.001	144,272
4,300	GLOBAL PAYMENTS INC COM STK USD0.001	203,734
35,330	GLOBE SPECIALTY METALS INC USD0.0001	473,069
16,161	GOLDMAN SACHS GROUP INC COM STK USD0.01	1,461,439
6,600	GOLDMAN SACHS GROUP INC COM STK USD0.01	596,838
22,100	GOODRICH CORP COM STK USD5	2,740,179
5,700	GOODRICH PETROLEUM CORPORATION COM STK USD0.20	78,261
6,863	GOOGLE INC COM STK USD0.001 CLS'A'	4,432,812
4,400	GRACO INC COM STK USD1	179,916
50,800	GRAND CANYON EDUCATION INC USD0.01	810,768
2,775	GRANITE CONSTRUCTION COM STK USD0.01	66,184
56,105	GRAPHIC PACKAGING HLDG CO USD0.01	239,007
2,261	GREATBATCH INC COM STK USD0.001	49,968
4,500	GREEN MOUNTAIN COFFEE ROASTERS INC COM STK USD0.10	201,825
12,711	GRIFFON CORP COM STK USD0.25	116,051
3,925	GROUP 1 AUTOMOTIVE INC COM STK NPV	203,315
36,000	GUESS INC COM STK USD0.01	1,080,720
1,400	HANCOCK HOLDING CO COM STK USD3.33	44,758

13,215	HANGER ORTHOPEDIC USD0.01	246,988
9,800	HANGER ORTHOPEDIC USD0.01	183,162
3,085	HANOVER INSURANCE GROUP INC COM STK USD0.01	107,821
32,203	HARLEY DAVIDSON COM STK USD0.01	1,251,731
127,600	HARMONIC INC COM STK USD0.001	643,104
11,315	HARRIS CORP COM STK USD1	407,793
13,570	HARSCO CORP COM STK USD1.25	279,271
38,700	HARTFORD FINANCIAL SERVICES GRP INC COM STK	631,945
13,315	HATTERAS FINANCIAL CORP USD0.001	363,100
23,800	HCC INSURANCE HLDG COM STK USD1	658,189
8,339	HEALTH CARE REIT INC COM STK USD1	454,726
9,300	HEALTHWAYS INC COM STK USD0.001	63,798
14,400	HEIDRICK & STRUGGLES COM STK USD0.01	310,176
10,625	HEIDRICK & STRUGGLES COM STK USD0.01	228,863
11,510	HELIX ENERGY SOLUTIONS GROUP INC COM STK NPV	181,858
13,400	HELMERICH & PAYNE INC COM STK USD0.10	782,024
28,800	HELMERICH & PAYNE INC COM STK USD0.10	1,680,768
7,500	HERBALIFE LTD	387,525
46,300	HEXCEL CORP COM STK USD0.01	1,120,923
10,490	HILLENBRAND INC NPV	234,137
2,809	HILL-ROM HOLDINGS INC COM STK NPV	94,635
9,500	HUMANA INC COM STK USD0.166	834,670
11,500	HUMANA INC COM STK USD0.166	1,010,390
114,200	HUNTINGTON BANCSHARES INC COM STK NPV	631,526
33,110	HUNTINGTON BANCSHARES INC COM STK NPV	183,098
5,495	HUNTINGTON INGALLS INDUSTRIES INC USD0.01 WI	171,884
13,200	IAC/INTERACTIVE CORP COM STK USD0.001	562,320
16,900	IAC/INTERACTIVE CORP COM STK USD0.001	719,940
17,665	ICON SPON ADR EACH 1 REP I SHR	302,248
52,200	IGATE CORP COM STK USD0.01	821,106
23,697	ILLUMINA INC COM STK USD0.01	722,285
33,900	IMMUNOGEN INC COM STK USD0.01	392,562
2,355	INFINITY PROPERTY & CASUALTY CORP COM NPV	133,623
21,735	INGRAM MICRO INC CLASS'A'COM STK USD0.01	395,360
6,850	INSIGHT ENTERPRISE INC COM STK USD0.01	104,737
9,600	INSIGHT ENTERPRISE INC COM STK USD0.01	146,784
6,510	INTEGRA LIFESCIENCES HLDGS CORP COM STK USD0.01	200,703
26,865	INTEGRATED DEVICE TECHNOLOGY INC COM STK USD0.001	146,683
82,211	INTEGRATED DEVICE TECHNOLOGY INC COM STK USD0.001	448,872
40,700	INTERMEC INC COM STK USD0.01	279,202
18,528	INTERNATIONAL BUS MACH CORP COM STK USD0.20	3,406,929
6,600	INTERNATIONAL BUS MACH CORP COM STK USD0.20	1,213,608
9,000	INTERNATIONAL PAPER CO COM STK USD1	266,400
7,695	INTERNATIONAL SPEEDWAY CORP CLASS'A'COM STK	195,068
28,000	INTERXION HLDG NV EUR0.1	376,600
24,900	INTUIT INC COM STK USD0.01	1,309,491
68,900	ION GEOPHYSICAL CORPORATION COM STK USD0.01	422,357
63,700	ISIS PHARMACEUTICAL COM STK USD0.001	459,277
33,600	ITT EDUCATIONAL SERVICES INC COM STK USD0.01	1,911,504
214	JACK IN THE BOX INC COM STK USD0.01	4,473
18,180	JANUS CAPITAL GROUP INC COM STK USD0.01	114,716
29,000	JDA SOFTWARE GROUP INC COM STK USD0.01	939,310
73,900	JDS UNIPHASE CORP COM STK USD0.008	771,516
35,106	JOHNSON & JOHNSON COM STK USD1	2,302,251
13,100	JOHNSON & JOHNSON COM STK USD1	859,098
16,800	JOHNSON CONTROLS INC COM STK USD0.01388	528,192
6,600	JOY GLOBAL INC COM STK USD1	494,802
13,400	JOY GLOBAL INC COM STK USD1	1,004,598
47,353	JPMORGAN CHASE & CO COM STK USD1	1,574,487
18,900	JPMORGAN CHASE & CO COM STK USD1	628,425
82,559	JUNIPER NETWORKS COM STK USD0.00001	1,685,029
21,600	KANSAS CITY SOUTHERN COM STK USD0.01	1,469,016
15,385	KAR AUCTION SERVICES INC USD0.01	207,698
20,200	KBR INC COM STK USD0.001	563,904
5,315	KENNAMETAL INC CAP STK USD1.25	194,104

6,000	KENNAMETAL INC CAP STK USD1.25	219,120
84,000	KEYCORP COM STK USD1	645,960
17,892	KINDRED HEALTHCARE INC COM STK USD0.25	210,589
22,155	KNIGHT CAPITAL GROUP INC CLASS'A' COM STK USD0.01	261,872
11,520	KNOLL INC COM STK USD1	171,072
3,855	KNOLL INC COM STK USD1	57,247
42,437	KRAFT FOODS INC COM STK NPV CLS'A'	1,597,753
2,600	LAKELAND FINANCIAL CORP COM STK USD0.01	67,262
27,700	LAM RESEARCH CORP COM STK USD0.001	1,025,454
4,860	LANDSTAR SYSTEMS INC COM STK USD0.01	232,891
58,700	LAS VEGAS SANDS CORP COM STK USD0.001	2,508,251
13,173	LA-Z-BOY INC COM STK USD1	156,759
4,370	LEAR CORP COM NEW WI	173,926
19,725	LENNAR CORP COM STK USD0.10	387,596
29,566	LEVEL 3 COMMUNICATIONS INC USD0.01	502,326
4,400	LEXMARK INTERNATIONAL INC CLASS'A'COM STK USD0.01	145,508
12,400	LIBERTY MEDIA CORP-LIBERTY CAPITAL	967,820
9,500	LIFE TECHNOLOGIES CORP COM	369,645
2,457	LIFE TIME FITNESS INC COM STK USD0.02	114,865
6,570	LIFEPOINT HOSPITALS INC COM STK USD0.01	244,076
21,300	LILLY(ELI)& CO COM STK NPV	885,228
14,900	LIMITED BRANDS INC COM STK USD0.50	601,215
2,400	LIMITED BRANDS INC COM STK USD0.50	96,840
70,000	LIN TV CORP COM STK USD0.01	296,100
19,095	LINCARE HLDGS INC COM STK USD0.01	490,932
30,500	LINCOLN NATIONAL CORP COM STK USD1.25	592,310
43,505	LINCOLN NATIONAL CORP COM STK USD1.25	844,867
13,424	LINKEDIN CORP USD0.0001 A	845,846
31,960	LIVE NATION ENTERTAINMENT INC COM STK USD0.01	265,588
7,700	LORILLARD INC USD0.01	877,800
134,400	LSI CORPORATION COM STK USD0.01	799,680
5,700	LTC PROPERTIES INC COM STK USD0.01	175,902
32,068	LULULEMON ATHLETICA INC COM STK USD0.01	1,496,293
5,200	M & T BANK CORP COM STK USD5	396,968
2,000	MACK CALI REALTY CORP COM STK USD0.01	53,380
18,400	MACY'S INC COM STK USD0.01	593,832
12,600	MADISON SQUARE GARDEN CO/THE	360,864
36,500	MANPOWER INC	1,304,875
9,820	MANPOWER INC	351,065
11,976	MASTERCARD INC COM STK	4,464,892
19,600	MATTEL INC COM STK USD1	544,096
3,820	MATTHEWS INTL CORP CLASS'A'COM STK USD1	120,063
30,512	MAXIM INTEGRATED PRODUCTS COM STK USD0.001	794,532
2,940	MAXIMUS INC COM STK NPV	121,569
5,776	MB FINANCIAL INC COM STK USD0.01	98,770
1,603	MCDONALDS CORP COM	160,829
10,700	MCKESSON CORP COM STK USD0.01	835,777
26,158	MEAD JOHNSON NUTRITION USD0.01	1,804,640
25,600	MEADWESTVACO CORPORATION COM NPV	766,720
6,270	MENS WEARHOUSE INC COM STK USD0.01	203,211
19,900	METLIFE INC COM STK USD0.01	620,482
67,610	MFA FINANCIAL INC COM STK USD0.01	472,594
12,300	MFA FINANCIAL INC COM STK USD0.01	85,977
44,105	MGIC INVESTMENT CORP COM STK USD1	164,512
87,500	MICROMET INC COM STK USD0.00004	629,125
49,000	MICROSOFT CORP COM STK USD0.00000625	1,272,040
46,400	MILLER(HERMAN) INC COM STK USD0.20	857,136
2,900	MINERALS TECHNOLOGIES INC COM STK USD0.10	163,937
2,760	MONRO MUFFLER BRAKE INC COM STK USD0.01	107,060
47,127	MONSANTO CO COM STK USD0.01	3,302,189
17,360	MONSTER WORLDWIDE INC COM STK USD0.001	137,665
5,500	MOOG INC CLASS'A'(LIM.V)USD1	241,615
76,259	MORGAN STANLEY COM STK USD0.01	1,153,799
26,800	MOSAIC CO(THE) USD0.01	1,351,524
2,415	MUELLER INDUSTRIES INC COM STK USD0.01	92,784

7,200	MURPHY OIL CORP COM USD1	401,328
3,900	MYERS INDUSTRIES INC COM STK NPV	48,399
62,400	MYLAN INC COM STK USD0.50	1,339,104
43,200	MYRIAD GENETICS INC COM STK USD0.01	904,608
44,700	NABORS INDUSTRIES COM STK USD0.001	775,098
10,800	NATIONAL OILWELL VARCO INC COM STK USD0.01	734,292
20,264	NATIONAL PENN BANCSHARES COM STK NPV	171,028
25,305	NAVIGANT CONSULTING INC COM STK USD0.001	288,730
14,395	NAVIGANT CONSULTING INC COM STK USD0.001	164,247
12,800	NAVISTAR INTERNATIONAL CORP COM STK USD0.10	484,864
33,449	NETAPP INC COM STK NPV	1,213,195
17,800	NETAPP INC COM STK NPV	645,606
8,900	NEWFIELD EXPLORATION CO COM STK USD0.01	335,797
32,200	NEWS CORP CLASS'A'NON VTG COM STKUSD0.01	574,448
28,700	NII HOLDINGS INC COM STK USD0.001	611,310
38,343	NIKE INC CLASS'B'COM STK NPV	3,708,918
11,600	NOBLE CORPORATION CHF3.28	350,552
12,500	NORDSTROM INC COM STK NPV	621,375
35,500	NORTH AMERICAN ENERGY PARTNERS COM NPV	228,620
3,400	NORTHROP GRUMMAN CORP COM STK USD1	198,832
15,700	NOVARTIS AG ADR EACH REPR 1 CHF0.50(REGD)	897,569
38,000	NOVELLUS SYSTEMS INC COM STK NPV	1,569,020
22,339	NOVO-NORDISK AS ADR EACH REPR 1 CLS'B'	2,574,793
32,300	NRG ENERGY INC COM STK USD0.01	585,276
3,850	NU SKIN ENTERPRISES INC CLASS'A'COM STK USD0.001	186,995
22,000	NUANCE COMMUNICATIONS INC COM STK USD0.001	553,520
38,400	NV ENERGY INC COM STK USD0.01	627,840
18,339	OCCIDENTAL PETROLEUM CORP COM USD0.20	1,726,800
8,100	OCCIDENTAL PETROLEUM CORP COM USD0.20	762,910
2,550	OCEANEERING INTERNATIONAL INC COM STK USD0.25	117,632
41,365	OCWEN FINANCIAL CORP COM STK USD0.01	598,965
4,900	OLD DOMINION FREIGHT LINE INC COM STK USD0.10	198,597
8,700	OMEGA HEALTHCARE INVESTORS COM STK USD0.10	168,345
14,845	OMNICARE INC COM STK USD1	511,410
27,700	ONYX PHARMACEUTICALS COM STK USD0.001	1,217,415
132,498	ORACLE CORP USD0.01	3,398,574
44,300	ORACLE CORP USD0.01	1,136,295
105,000	ORIENT EXPRESS HOTELS LTD CLS'A'COM STK USD0.01	784,350
4,630	OSHKOSH CORPORATION	98,989
8,935	OWENS & MINOR INC COM STK USD2	248,304
8,900	OWENS CORNING INC COM STK USD0.01	255,608
22,100	OWENS-ILLINOIS INC COM STK USD0.01	428,298
2,400	OXFORD INDUSTRIES INC COM STK USD1	108,288
34,000	PALL CORP COM STK USD0.10	1,943,100
8,700	PANTRY INC COM STK USD0.01	104,139
4,300	PAR PHARMACEUTICAL USD0.01	140,739
9,100	PARAMETRIC TECHNOLOGY CORP NEW COM STK USD0.01	166,166
10,055	PAREXEL INTERNATIONAL CORP COM STK USD0.01	208,541
6,250	PARKER-HANNIFIN CORP COM STK USD0.50	476,563
3,925	PARTNERRE COM STK USD1	252,024
9,000	PEP BOYS MANNY MOE & JACK COM STK USD1	99,000
39,500	PFIZER INC COM STK USD0.05	854,780
13,600	PG&E CORP COM STK NPV	566,780
25,665	PHH CORP COM STK NPV	274,616
10,900	PHH CORP COM STK NPV	116,630
11,200	PHILIP MORRIS INTERNATIONAL INC NPV	887,600
8,300	PHILLIPS VAN HEUSEN CORP COM STK USD1	585,067
11,617	PIER 1 IMPORTS INC COM STK USD1	161,825
12,500	PINNACLE WEST CAPITAL CORP COM STK USD2.50	602,250
13,200	PINNACLE WEST CAPITAL CORP COM STK USD2.50	635,976
9,800	PIONEER NATURAL RESOURCES CO COM STK USD0.01	876,904
26,800	PITNEY BOWES INC COM STK USD1	496,872
12,515	PLATINUM UNDERWRITERS HLDGS LTD SHS	426,887
3,300	PLATINUM UNDERWRITERS HLDGS LTD SHS	112,563
10,600	PNC FINANCIAL SERVICES GROUP COM STK USD5	611,302

24,825	PNM RESOURCES INC COM STK USD5	452,560
10,500	POLARIS INDUSTRIES INC COM STK USD0.01	587,790
6,800	POLARIS INDUSTRIES INC COM STK USD0.01	380,664
3,100	PPG INDUSTRIES INC COM STK USD1.666	258,819
23,029	PRECISION CASTPARTS CORP COM NPV	3,795,640
15,900	PRECISION CASTPARTS CORP COM NPV	2,620,638
3,644	PRICELINE.COM INC COM STK USD0.008	1,704,335
600	PRICELINE.COM INC COM STK USD0.008	280,626
25,100	PRINCIPAL FINANCIAL GROUP COM STK USD0.01	617,460
7,120	PROGRESS SOFTWARE CORP COM STK USD0.01	137,772
4,099	PROSPERITY BANCSHARES INC COM STK USD1	166,194
11,600	PRUDENTIAL FINANCIAL INC COM STK USD0.01	581,392
22,715	PULTE GROUP INC COM STK USD0.01	143,332
10,600	QEP RESOURCES INC USD0.01	310,580
40,755	QUALCOMM INC COM STK USD0.0001	2,229,299
45,200	RADVISION ORD ILS0.10	382,844
19,642	RALPH LAUREN CORP USD0.01 A	2,716,096
37,900	RAYMOND JAMES FINANCIAL INC COM STK USD0.01	1,178,311
6,535	RAYMOND JAMES FINANCIAL INC COM STK USD0.01	203,173
35,203	RED HAT USD0.0001	1,453,532
16,495	REDWOOD TRUST INC COM STK USD0.01	167,919
33,900	REGENERON PHARMACEUTICALS INC COM STK USD0.001	1,879,077
7,200	REGIS CORP COM STK USD0.05	119,160
6,845	REINSURANCE GROUP OF AMERICA USD0.01	357,651
3,100	REINSURANCE GROUP OF AMERICA USD0.01	161,975
5,300	RELIANCE STEEL & ALUMINIUM COM STK NPV	258,057
2,490	RENAISSANCERE HLDGS COM STK USD1	185,181
10,445	RENT-A-CENTER INC COM STK USD0.01	388,136
90,000	RF MICRO DEVICES INC COM STK NPV	486,000
24,700	ROBERT HALF INTERNATIONAL INC COM STK USD1	702,962
1,970	ROCK-TENN CO CLASS'A'COM STK USD0.01	113,669
4,617	ROPER INDUSTRIES INC COM STK USD0.01	401,079
10,785	ROSETTA RESOURCES INC COM STK USD0.01	469,148
12,200	ROSS STORES INC COM STK USD0.01	579,866
30,300	ROWAN COS INC COM STK USD0.125	918,999
29,300	ROYAL CARIBBEAN CRUISES COM STK USD0.01	728,691
10,400	ROYAL DUTCH SHELL ADR EACH REPR 2'A'SHS	760,136
31,800	RTI INTERNATIONAL METALS INC COM STK USD0.01	738,078
17,200	RUBY TUESDAY INC COM USD0.01	118,680
9,057	RUDDICK CORP COM STK USD1	387,368
1,000	RYDER SYSTEM INC COM STK USD0.50	53,140
4,900	S & T BANCORP INC COM STK USD2.50	95,795
63,700	SAKS INC COM STK USD0.10	621,075
26,149	SALESFORCE.COM INC COM STK USD0.001	2,653,078
23,900	SANOFI ADR ECH REP 1/2 ORD EUR2 SPON	873,306
22,300	SAP AG ADR EACH 1 REP 1 COM NPV(SPONS)LEVEL II	1,180,785
22,029	SARA LEE CORP COM STK USD0.01	419,322
53,954	SCHLUMBERGER COM STK USD0.01	3,699,086
93,235	SCHWAB(CHARLES)CORP COM STK USD0.01	1,049,826
91,600	SEACHANGE INTERNATIONAL INC COM STK USD0.01	643,948
4,400	SEACOR HLDGS INC COM STK USD0.01	391,424
27,070	SEAGATE TECHNOLOGY PLC USD0.00001	443,948
48,900	SEATTLE GENETICS INC COM STK USD0.01	817,364
31,440	SELECT MEDICAL HLDGS CORP USD0.001	266,611
16,780	SEMGROUP CORP COM STK 'CLS A'	437,287
3,305	SENSIENT TECHNOLOGIES CORP COM STK USD0.10	125,260
22,090	SERVICE CORPORATION INTERNATIONAL COM STK USD1	235,259
23,600	SHAW GROUP INC COM STK NPV	634,840
32,076	SHIRE PLC	3,332,696
13,400	SIGNET JEWELERS LTD COM STK USD0.18	589,064
4,400	SIGNET JEWELERS LTD COM STK USD0.18	193,424
83,400	SINCLAIR BROADCAST GROUP INC CLASS'A'COM STK	944,922
10,430	SKECHERS USA INC CLASS'A'COM STK USD0.001	126,412
36,000	SKYWORKS SOLUTIONS INCCOM	583,920
44,200	SLM CORP COM STK USD0.20	592,280
25,300	SLM CORP COM STK USD0.20	339,020

2,395	SM ENERGY CO	175,075
8,435	SOLUTIA INC COM STK USD0.01	145,757
13,500	SOLUTIA INC COM STK USD0.01	233,280
23,700	SONOCO PRODUCTS CO COM STK NPV	781,152
19,500	SOTHEBYS INC CLASS'A'LIM.V COM STK USD0.10 BR	556,335
47,088	SOUTHWESTERN ENERGY CO COM STK USD0.10	1,503,991
9,200	SPARTAN STORES INC COM STK USD0.01	170,200
28,800	ST.JUDE MEDICAL INC COM STK USD0.10	993,888
2,400	STANCORP FINANCIAL GROUP COM STK NPV	88,200
6,900	STANDEX INTERNATIONAL CORP COM STK USD1.5	235,773
79,918	STARBUCKS CORP COM STK NPV	3,677,027
78,200	STEELCASE INC COM STK NPV	588,064
4,900	STERIS CORP COM STK NPV	146,118
3,975	STIFEL FINANCIAL CORP COM STK USD0.15	127,399
86,500	STILLWATER MINING CO COM STK USD0.01	904,790
22,600	SUNOCO INC COM STK USD1	927,052
4,670	SVB FINANCIAL GROUP COM STK USD0.001	222,712
8,265	SWIFT ENERGY CO COM STK USD0.01	245,636
2,300	SY BANCORP INC COM STK NPV	47,633
10,045	SYKES ENTERPRISES INC COM STK USD0.01	157,305
8,856	SYKES ENTERPRISES INC COM STK USD0.01	138,685
19,265	SYMETRA FINANCIAL CORP USD0.01	174,734
12,720	SYMMETRY MEDICAL INC COM STK USD0.0001	101,633
9,155	SYNNEX CORP COM STK USD0.001	278,861
64,100	TALISMAN ENERGY INC COM NPV	817,275
65,910	TCF FINANCIAL COM STK USD0.01	680,191
7,500	TECK RESOURCES LTD CLASS'B'SUB-VTG COM NPV	266,646
31,200	TECO ENERGY INC COM STK USD1	597,168
4,615	TELETECH HLDGS COM STK USD0.01	74,763
18,330	TERADYNE INC COM STK USD0.125	249,838
7,330	TEREX CORP COM STK USD0.01	99,028
8,635	THOR INDUSTRIES COM STK USD0.10	238,153
3,800	TIDEWATER INC COM STK USD0.10	187,340
18,700	TIFFANY & CO COM STK USD0.01	1,244,485
13,200	TIMKEN CO COM STK NPV	510,972
10,845	TOLL BROS INC COM STK USD0.01	221,455
15,300	TOTAL S.A ADR EACH CNV INTO 1 SHR	792,485
8,685	TOWERS WATSON & CO CLASS A USD0.01	521,361
7,700	TRACTOR SUPPLY CO COM STK USD0.008	540,155
8,896	TRANSDIGM GROUP INC USD0.01	851,169
17,600	TRANSOCEAN LTD CHF15	675,664
10,200	TRAVELERS COS INC/THE	603,534
46,300	TRIMBLE NAVIGATION COM STK NPV	2,009,420
126,600	TRIQUINT SEMI CONDUCTOR INC COM STK USD0.001	616,542
15,800	TRW AUTOMOTIVE HLDGS CORP COM STK USD0.01	515,080
14,005	TUTOR PERINI CORP COM STK USD1	172,822
58,700	TW TELECOM INC CLS'A'COM STK USD0.01	1,137,606
12,115	TWO HARBORS INVESTMENT CORP USD0.0001	116,789
15,200	TWO HARBORS INVESTMENT CORP USD0.0001	146,528
7,300	UGI CORP COM NPV	216,518
21,400	ULTRA PETROLEUM CORP COM NPV	634,082
39,033	UNIFI INC USD0.1	296,651
16,738	UNION PACIFIC CORP COM STK USD2.50	1,783,043
2,700	UNISOURCE ENERGY CORP COM STK NPV	99,684
2,900	UNITED BANKSHARES INC COM STK USD2.50	82,882
16,400	UNITED STATES CELLULAR CORP COM STK USD1	715,532
15,400	UNITED STATES STEEL CORP COM STK USD1	407,484
12,972	UNITED STATIONERS INC COM STK USD0.10	424,055
20,307	UNITED TECHNOLOGIES CORP COM STK USD1	1,484,239
16,600	UNITEDHEALTH GROUP INC COM STK USD0.01	841,288
3,820	UNIVERSAL CORP COM STK NPV	175,567
32,900	UNIVERSAL HEALTH SERVICES INC CLASS'B'COM USD0.01	1,278,494
27,900	UNUM GROUP COM	587,853
31,108	URS CORP COM STK USD0.01	1,092,513
35,800	US AIRWAYS GROUP INC	181,506
12,460	UTI WORLDWIDE INC ORD NPV	165,593

5,135	VALASSIS COMMUNICATIONS INC COM STK USD0.01	98,746
34,800	VALERO ENERGY CORP(NEW) USD0.01	732,540
20,829	VALIDUS HOLDING LTD COM STK USD0.175	656,125
13,667	VALLEY NATIONAL BANCORP COM STK NPV	171,418
33,900	VALSPAR CORP COM STK USD0.50	1,327,863
14,105	VCA ANTECH INC COM STK USD0.01	278,574
8,400	VECTREN CORP COM NPV	253,932
30,163	VERTEX PHARMACEUTICAL COM STK USD0.01	1,001,713
4,100	VF CORP COM STK NPV	520,659
4,400	VF CORP COM STK NPV	558,756
13,500	VIACOM INC NEW CLASS'B' NON-VTG COM USD0.001	616,410
5,818	VIAD CORP COM STOCK USD1.5	101,931
16,587	VISA INC USD0.0001 'A'	1,684,078
73,100	VISHAY INTL USD0.10	657,169
42,414	VMWARE INC CLS'A'COM STK USD0.01	3,528,421
48,300	WADDELL & REED FINL INC CL A	1,208,466
40,100	WADDELL & REED FINL INC CL A	1,003,302
5,539	WADDELL & REED FINL INC CL A	138,586
81,606	WALT DISNEY(HLDG)CO DISNEY COM STK USD0.01	3,109,189
2,075	WARNACO GROUP INC CLS'A'COM STK USD0.01	103,833
14,700	WATERS CORP COM STK USD0.01	1,088,535
12,400	WELLPOINT INC COM STK USD0.01	821,500
30,300	WERNER ENTERPRISES INC COM STK USD0.01	730,230
29,600	WESCO INTERNATIONAL INC COM STK USD0.01	1,569,096
4,825	WESCO INTERNATIONAL INC COM STK USD0.01	255,773
800	WESTAMERICA BANCORP COM STK NPV	35,120
49,300	WESTERN UNION COMPANY (THE) COM STK USD0.01	900,218
86,600	WESTERN UNION COMPANY (THE) COM STK USD0.01	1,581,316
8,200	WHIRLPOOL CORP COM STK USD1	389,090
38,100	WHITING PETROLEUM CORP COM STK USD0.001	1,778,889
38,336	WHOLE FOODS MARKET INC COM STK NPV	2,667,419
5,315	WILLIS GROUP HLDGS PLC ORD SHS USD0.000115	207,604
66,400	WINN-DIXIE STORES INC COM USD1	622,832
9,025	WORLD FUEL SERVICES CORP COM STK USD0.01	379,208
9,400	WRIGHT EXPRESS CORP COM STK USD0.01	510,232
1,300	WSFS FINANCIAL CORP COM STK USD0.01	46,748
15,800	WYNDHAM WORLDWIDE USD0.01	597,714
13,100	WYNDHAM WORLDWIDE USD0.01	495,573
	Total Corporate Stock	$442,805,802

	Corporate Debt Securities
125,000	ALTRIA GROUP INC 8.5% NTS 10/NOV/2013 USD1000	$142,624
100,000	AMERICAN AIRLINES INC 8.625% NTS 15/OCT/2021	104,084
100,000	AMERICAN EXPRESS CO 7.25% LN STK 20/MAY/2014	112,503
50,000	ANADARKO PETROLEUM CORP 5.95% SNR NTS 15/SEP/2016	57,553
75,000	ARCELORMITTAL SA 9% LN STK 15/FEB/2015 USD1000	85,469
123,000	AT&T INC 5.35% BDS 01/SEP/2040 USD1000	140,556
350,000	BANK OF AMERICA CORP 5.65% BDS 01/MAY/2018 USD5000	336,759
150,000	BANK OF AMERICA CORP FLTG RATE NTS 15/JUN/2016	121,202
200,000	BANK OF NEW YORK MELLON CORP 1.7% BDS 24/NOV/2014	201,443
75,000	BARCLAYS BANK PLC 5% SNR NTS 22/SEP/2016 USD	78,706
208,402	BAYVIEW COMMERCIAL ASSET TRUST 2005-3A A1 VAR	155,971
117,794	BAYVIEW COMMERCIAL ASSET TRUST 2005-4 A-2 14	81,319
125,000	BEAR STEARNS CO 7.25% BDS 01/FEB/2018 USD1000	150,320
100,000	BEAR STEARNS COMM MTG SEC 2005-T20 A4A	111,018
305,000	BEAR STEARNS COMMERCIAL MORTGAGE SECURITIES TRUST	328,968
125,000	BERKSHIRE HATHAWAY FINANCE CORP 5% GTD SNR NTS	135,467
25,000	BERKSHIRE HATHAWAY FINANCE CORP 5.4% SNR NOTE	29,328
100,000	CHASE CAPITAL VI FLTG RATE NTS 01/AUG/2028 USD1000	68,665
50,000	CITIGROUP INC 5.30% 07/JAN/2016	53,126
125,000	CITIGROUP INC 6.125% NTS 15/MAY/2018 USD1000	131,495
145,000	CITIGROUP INC 8.125% BDS 15/JUL/2039 USD1000	182,961
100,000	CITIGROUP INC GLBL SR NT 6% 15/AUG/2017	107,063
75,000	COCA-COLA ENTERPRISES INC 7.375% NTS 03/MAR/2014	87,000
75,000	COMCAST CORP 5.875% BD15/FEB/2018 USD1000	88,385
75,000	COMCAST CORP 6.4% BDS 01/MAR/2040 USD2000	94,830
165,000	COMMERCIAL MORTGAGE TRUST FR CMO 10/JUL/2038	184,110
15,488	CONTINENTAL AIRLINES INC 7.707% BDS 02/OCT/2022	16,886
114,008	CONTINENTAL AIRLINES INC 9% BDS 08/JUL/2016	130,340

55,769	CONTINENTAL AIRLINES PASS THRU TST 5.983% CMO	58,734
125,000	CREDIT SUISSE AG 5.5% SNR MTN 01/MAY/2014 USD	131,073
75,000	DAIMLERCHRYSLER NA HOLDINGS CORPORATION 6.5%	82,313
100,000	DUKE REALTY CORP 5.875% 15/AUG/2012	104,363
100,000	ENTERGY TEX INC 3.6% BDS 01/JUN/2015 USD1000	104,077
100,000	ERP OPERATING FLTG RTE NTS 13/APR/2015 USD1000	111,738
100,000	FIRST CHICAGO NBD CORP FLTG RATE NOTES 01/FEB/2027	69,255
75,000	GENERAL ELEC CAP CORP 5.50% 08/JAN/2020	84,504
75,000	GENERAL ELECTRIC CAPITAL CORP 4.8% MTN 01/MAY/2013	79,116
100,000	GENERAL ELECTRIC CAPITAL CORP 5.875% BDS	108,684
75,000	GENERAL ELECTRIC CAPITAL CORP 6.875% BDS	92,302
100,000	GENERAL ELECTRIC CAPITAL CORP FLTG RATE MTN	74,151
18,000	GENERAL MILLS INC 5.65% NTS 10/SEP/2012 USD1000	18,866
36,000	GENERAL MILLS INC 6% NOTES 15/FEB/2012 USD1000	37,025
125,000	GOLDMAN SACHS GROUP INC 5.375% 15/MAR/2020	125,356
50,000	GOLDMAN SACHS GROUP INC 6.00% 15/JUN/2020	51,351
175,000	GOLDMAN SACHS GROUP INC 6.15% BDS 01/APR/2018	183,306
210,000	GREENWICH CAPITAL COMMERCIAL FUNDING CORP 5.444%	228,254
185,000	HCP INC BDS 15/SEP/2016 USD1000	206,409
125,000	HEALTH CARE REIT INC 6.125% BDS 15/APR/2020	131,131
50,000	HEALTHCARE REALTY TRUST INC 6.5% SNR NTS	55,177
175,000	HSBC HLDGS 4.875% BDS 14/JAN/2022 USD1000	185,999
50,000	IUNITED DOMINION RLTY TR	54,392
75,000	JOHN DEERE CAPITAL CORP 4.9% MTN 09/OCT/2013	81,170
50,000	JP MORGAN CHASE BK NEW YORK NY 6% BDS 01/OCT/2017	54,535
50,000	JPM CHASE CAPITAL XXV 7% BDS 01/NOV/2039 USD1000	50,896
100,000	JPMORGAN CHASE & CO FR CAP SECS 'U' 15/JAN/2087	71,064
150,000	KOREA DEVELOPMENT BANK 8% BDS 23/JAN/2014 USD1000	170,307
100,000	KRAFT FOODS INC 6.5% BDS 09/FEB/2040 USD1000	132,658
75,000	KROGER CO 7.5% BDS 15/JAN/2014 USD1000	86,412
100,000	LIBERTY PROP LP 53117CAJ1 5.125 02/MAR/2015	106,755
100,000	LLOYDS TSB BANK PLC 6.375% BDS 21/JAN/2021 USD1000	103,047
75,000	MCKESSON HBOC INC 5.7% BDS 01/MAR/2017 USD1000	88,926
75,000	MIDAMERICAN ENERGY HLDGS 6.125% BDS 01/APR/2036	90,725
125,000	MORGAN STANLEY 5.45% NTS 09/JAN/2017 USD1000	123,600
125,000	MORGAN STANLEY 6.6250% 01/APR/2018	125,501
50,000	MORGAN STANLEY 7.3% BDS 13/MAY/2019 USD100000	51,409
220,000	MORGAN STANLEY CAPITAL I TRUST FR CMO 12/NOV/2049	243,918
50,000	NBC UNIVERSAL MEDIA LLC 5.150% SNR NT 30/APR/2020	56,105
147,423	NCUA GTD NTS MASTER TRUST VAR MTG BDS 08/DEC/2020	148,062
293,359	NCUA GTD NTS TRUST 2010-R1 FR MTG BDS 07/OCT/2020	293,826
267,474	NCUA GTD NTS TRUST 2010-R2 FLTG RATE GTD NTS	267,593
166,789	NCUA GTD NTS TRUST 2010-R2 VAR MTG BDS 05/NOV/2020	166,875
375,339	NCUA GTD NTS TRUST 2011-R1 VAR MTG BDS 08/JAN/2020	376,174
335,898	NCUA GTD NTS TRUST 2011-R2 VAR MTG BDS 06/FEB/2020	336,056
128,141	NCUA GUARANTEED NOTES TRUST 2010-R3 II-A VARIABLE	128,736
350,206	NCUA GUARANTEED NOTES TRUST 2011-C1 II-A VARIABLE	351,004
25,000	NEWS AMERICA INC 6.15% SNR NTS 01/MAR/2037 USD1000	27,840
50,000	NEWS AMERICA INC 6.4% SNR NTS 15/DEC/2035 USD1000	54,932
100,000	PANHANDLE EASTERN PIPE LINE CO 7% SNR NTS	114,928
25,000	PETROBRAS INTERNATIONAL FINANCE 6.875% BDS	29,723
75,000	PETROBRAS INTERNATIONAL FINANCE 7.875% GTD BDS	91,266
100,000	PRUDENTIAL FINANCIAL INC 6.625% 21/JUN/2040	110,654
125,000	PUBLIC SVC CO NEW MEXICO SR UNSEC NT 21	128,614
75,000	ROHM&HAAS HLDGS 6% 15/SEP/2017	86,601
100,000	ROYAL BANK OF SCOTLAND PLC 4.875% BDS 16/MAR/2015	97,040
75,000	SAFEWAY INC 5.8% 15/AUG/2012	78,657
125,000	SIMON PROPERTY GROUP INC 5.875% BDS 01/MAR/2017	145,217
75,000	SOUTHERN COPPER CORP 7.5% SNR NTS 27/JUL/2035	84,329
75,000	SOUTHERN POWER COMPANIES 4.875% NTS 15/JUL/2015	83,764
100,000	SPECTRA ENERGY CAPITAL LLC 7.5% BDS 15/SEP/2038	132,326
75,000	TELECOM ITALIA CAPITAL 6% NTS 30/SEP/2034 USD1000	56,710
75,000	TELECOM ITALIA CAPITAL 7.175% BDS 18/JUN/2019	70,477
140,000	TIAA REAL ESTATE VAR BDS 15/AUG/2039 USD10000	151,871
100,000	TIME WARNER CABLE 4% GTD 01/SEP/2021 USD	102,384
25,000	TIME WARNER CABLE 7.5% SNR NTS 01/APR/2014 USD	28,460
50,000	TIME WARNER ENT 8.375% SUB NTS 15/JUL/2033 USD1000	67,467
125,000	TUSCON ELECTRIC POWER 5.15% BDS 15/NOV/2021	133,653
50,000	UNITED DOM RLTY 5.13%15/JAN/2014	52,825

125,000	US BANCORP 4.2% NTS 15/MAY/2014 USD1000	134,499
75,000	VERIZON COMMUNICATIONS INC 6.9% BDS 15/APR/2038	101,337
100,000	WASTE MANAGEMENT INC 7% SNR NOTES 13/JUL/2028	128,608
75,000	WELLPOINT INC 7.00% BDS 15/FEB/2019 USD1000	92,476
50,000	WELLS FARGO COMPANY 4.375% 31/JAN/2013	52,593
100,000	XEROX CORP 5.5% SNR NTS 15/MAY/2012 USD1000	102,361
	Total Corporate Debt Securities	$12,142,693

	Government Bonds
100,000	BAY AREA TOLL AUTH CALIF 6.263% BDS 01/APR/2049	$132,038
50,000	CALIFORNIA ST FOR PREVIOUS ISSUES SEE 13063A	59,016
50,000	CALIFORNIA STATE 7.55% BDS 01/APR/2039 USD5000	62,080
40,000	CALIFORNIA STATE 7.625% MUNI BDS 01/MAR/2040	50,231
330,000	FEDERAL FARM CR BKS CONS BD FLT 12 08/AUG/2012	330,114
50,000	ILLINOIS (STATE OF) 4.071% BDS 01/JAN/2014 USD5000	52,356
75,000	ILLINOIS (STATE OF) 4.421% BDS 01/JAN/2015 USD1000	79,291
40,000	ILLINOIS ST FOR ISSUES DTD PRIOR TO 01/16/2010 SEE	43,850
75,000	ISRAEL ST BD DTD 13/JUN/2003 DUE 15/JUN/2013	78,275
175,000	NEW YORK NY CITY MUN WTR FIN AUTH 6.011% BDS	220,922
50,000	ONTARIO(PROVINCE OF) 5.45% BDS 27/APR/2016 USD5000	58,544
125,000	REPUBLIC OF POLAND 6.25% DUE 03/JUL/2012	132,313
50,000	SAN DIEGO CNTY CALIF WTR AUTH FING 6.138% BDS	63,386
1,130,000	UNITED STATES OF AMER TREAS NOTES 3% 15/JUL/2012	1,473,648
440,000	UNITED STATES TREAS BDS 04.375% 15/MAY/2041	575,792
4,920,000	UNITED STATES TREAS NTS 2.125% 15/AUG/2021	5,081,351
775,000	US Treasury Note - .875%, 1/31.2010 (912828JY7)	775,484
	Total Government Bonds	$9,268,691

	Mortgage Backed Securities
1,369,452	FANNIE MAE 2004-97 ZH 4.500% 25/JAN/2035	$1,492,463
436,510	FED HOME LOAN MTG 5.5% MBPT 01/JAN/2038 USD1000	476,243
337,575	FEDERAL HOME LN MTG CORP PTN CTFS 4% MTG BDS	357,433
660,000	FEDERAL HOME LN MTG CORP VAR RT 12/OCT/2012	660,502
175,000	FEDERAL HOME LOAN MORTGAGE CORP 0.6% NTS	175,217
360,000	FEDERAL HOME LOAN MORTGAGE CORP 0.75% BDS	360,902
357,193	FEDERAL HOME LOAN MORTGAGE CORP 4.0% BDS	378,206
330,000	FEDERAL NATIONAL MORTGAGE ASSOC 0.2835% BDS	330,372
685,000	FEDERAL NATIONAL MORTGAGE ASSOC 0.6% NTS	686,381
700,000	FEDERAL NATIONAL MORTGAGE ASSOC 3.00% MTG BDS	722,859
521,274	FEDERAL NATIONAL MORTGAGE ASSOC 5% MBPT	565,900
325,000	FEDERAL NATIONAL MORTGAGE ASSOC VAR MTG BDS	325,338
378,179	FEDERAL NATIONAL MORTGAGE ASSOCIATION 5.0% POOL	410,554
72,454	FHLMC MORTPASS ARM 01/APR/2037 1N PN# 1N1454	77,415
140,300	FHLMC MORTPASS ARM 01/FEB/2037 1G PN# 1G2628	148,645
47,030	FHLMC MORTPASS ARM 01/SEP/2037 1G PN# 1G2201	51,270
60,000	FHLMC REMIC SERIES 3.974% MTG BDS 25/JAN/2021	66,167
652,441	FHLMC REMIC SERIES 3197 DZ 15/AUG/2036 5.00000	727,778
195,000	FHLMCGLD MORTPASS 3.5% 01/DEC/2041 Q0 PN# Q05261	200,753
392,733	FHLMCGLD MORTPASS 4% 01/OCT/2041 Q0 PN# Q04091	415,837
235,465	FHLMCGLD MORTPASS 4.5% 01/JUN/2041 Q0 PN# Q01638	252,521
393,011	FHLMCGLD MORTPASS 5.5% 01/NOV/2037 G0 PN# G03695	429,215
369,327	FHLMCGLD MORTPASS 6.5% 01/MAY/2034 P5 PN# P50216	418,197
534,223	FNMA MORTPASS 3.5% 01/DEC/2041 CL PN# AB4044	551,792
158,133	FNMA MORTPASS 3.703% 01/SEP/2020 XY PN# FN0000	169,624
163,065	FNMA MORTPASS 3.787% 01/OCT/2020 XY PN# AE0918	175,732
158,233	FNMA MORTPASS 3.888% 01/DEC/2020 XY PN# FN0001	171,366
743,552	FNMA MORTPASS 4% 01/AUG/2029 CT PN# MA0142	788,223
84,208	FNMA MORTPASS 4.444% 01/JAN/2021 XY PN# FN0003	93,935
259,345	FNMA MORTPASS 4.5% 01/JUL/2029 CT PN# MA0115	278,345
771,425	FNMA MORTPASS 4.5% 01/MAY/2048 CZ PN# 257280	816,490
550,190	FNMA MORTPASS 5% 01/AUG/2047 CZ PN# 995963	591,789
479,996	FNMA MORTPASS 5% 01/SEP/2033 CL PN# 738567	521,088
138,173	FNMA MORTPASS 5.5% 01/JUN/2036 CL PN# 889745	151,678
231,272	FNMA MORTPASS 6.5% 01/AUG/2037 CL PN# 936879	260,285

1,400,000	FREDDIE MAC 3048 QJ 5.000% 15/OCT/2025	1,565,722
219,149	FREDDIE MAC 3345 FN,07- VARIABLE 15/NOV/2036	218,426
221,833	FREDDIE MAC 3345 PF VARIABLE 15/MAY/2036	221,077
	Total Mortgage Backed Securities	$16,305,740

	Registered Investment Companies
2,742	ABERDEEN GLOBAL NATURAL RESOURCES FD INSTL SVC CL	$43,454
191	ADVISORS INNER CIRCLE FD ACADIAN EMERGING MKTS INSTL CL	3,037
171	ADVISORS INNER CIRCLE FD CAMBIAR AGGR VALUE FD INV CL	1,774
3,138	ADVISORS INNER CIRCLE FD RICE HALL JAMES SMALL MID CAP	38,979
61	ADVISORS SER TR CHASE MID-CAP GROWTH FD CL A	2,094
3,214	AEGIS HIGH YIELD FUND	29,083
1,561	ALLIANCEBERNSTEIN INTL VALUE FUND ADVISOR CL	16,559
521	ALLIANZ FDS NFJ SMALL CAP VALUE FD CL D	14,874
916	ALLIANZ FDS RCM GLOBAL COMMODITY FD CL D	13,719
151	ALLIANZ NFJ INTL VALUE FD CL D	2,699
957	ALLIANZ RCM TECHNOLOGY FUND CLASS D	40,072
8,938	ALPINE DYNAMIC DIVIDEND FUND RETAIL CLASS	32,267
2,359	ALPINE INTERNATIONAL REAL ESTATE EQUITY FUND-CL Y	42,265
2,374	ALPINE REALTY INCOME AND GROWTH FD CL Y	37,041
2,363	AMANA MUT FDS TR DEVELOPING WORLD FD	23,721
20,243	AMANA MUT FDS TR GROWTH FD	490,700
14,323	AMANA MUT FDS TR INCOME FD	454,752
252	AMERICAN BALANCED FD INC CL R-3	4,579
1,778	AMERICAN BALANCED FD INC CL R-5	32,388
1,991	AMERICAN BEACON BALANCED FD INVESTOR CL	23,831
1,146	AMERICAN BEACON EMERGING MKTS FD INVESTOR CL	11,565
3,626	AMERICAN BEACON LARGE CAP VALUE FUND INVESTOR CLASS	63,968
2,683	AMERICAN CAPITAL INCOME BUILDER CL A	132,056
4,548	AMERICAN CENTURY CAPITAL VALUE FD INVESTOR CLASS	27,196
916	AMERICAN CENTURY DIVERSIFIED BOND FUND INVESTOR CLASS	10,055
10,031	AMERICAN CENTURY EMERGING MARKETS INVESTOR CLASS	70,618
1,096	AMERICAN CENTURY EQUITY GROWTH INVESTOR CLASS	23,488
38,767	AMERICAN CENTURY EQUITY INCOME INVESTOR CLASS	281,835
6,219	AMERICAN CENTURY GLOBAL GOLD FUND INVESTOR CLASS	122,707
1,667	AMERICAN CENTURY HERITAGE FD INVESTOR CLASS	32,687
1,430	AMERICAN CENTURY HIGH YIELD BOND FUND INVESTOR CLASS	8,337
15,591	AMERICAN CENTURY INFLATION ADJUSTED BOND INVESTOR CLASS	198,629
790	AMERICAN CENTURY INTERNATIONAL BOND INVESTOR CL	11,285
243	AMERICAN CENTURY ONE CHOICE VERY AGGRESSIVE INV CLASS	2,811
429	AMERICAN CENTURY REAL ESTATE FUND INVESTOR CLASS	8,678
1,273	AMERICAN CENTURY ULTRA FUND INVESTOR CLASS	29,185
3,357	AMERICAN CENTURY UTILITIES FUND INVESTOR CLASS	53,177
1,591	AMERICAN CENTURY VISTA FUND INVESTOR CLASS	24,446
112	AMERICAN CENTURY ZERO COUPON 2015 INVESTOR CL	12,628
4,838	AMERICAN CENTY ASSET ALLOC LIVESTRONG 2025 PORT INV CL	56,121
424	AMERICAN CENTY CAP PORTFOLIO MID CAP VALUE FD INV CL	4,957
7,642	AMERICAN FDS MONEY MKT FD CL A	7,642
3,514	AMERICAN HIGH INCOME TR CL R-3	37,464
200	AMERICAN HIGH INCOME TR CL R-5	2,127
2,143	AQR FDS DIVERSIFIED ARBITRAGE FD CL N	23,248
50	ARIEL APPRECIATION FUND-CL A	1,945
237	ARTIO GLOBAL INVT FDS GLOBAL HIGH INCOME FD CL A	2,304
1,728	ARTIO GLOBAL INVT FDS TOTAL RETURN BD FD CL A	23,654
1,571	ARTIO GLOBAL INVT FDS US SMALLCAP FD CL A	14,889
1,024	ARTISAN FDS INC ARTISAN VALUE FUND	10,230
1,143	ARTISAN FDS INC MID CAP VALUE FD INV SHS	22,521
221	ARTISAN FUNDS INC INTERNATIONAL FUND	4,381
2,101	ARTISAN FUNDS INC SMALL CAP VALUE FUND	31,352
214	ARTISAN INTERNATIONAL VALUE FUND INV SHS	5,368
1,613	ASTON FUNDS TAMRO DIVERSIFIED EQUITY FD CL N	19,334
637	ASTON/FAIRPOINTE MID CAP FUND CLASS N	18,838
943	BAIRD AGGREGATE BOND FUND INV CL	10,311
868	BAIRD FDS INC INTER MUN BD FD INV CL SHS	10,573
999	BARON GROWTH FUND	50,939

3,271	BARON SELECT FDS BARON PARTNERS FD	63,420
5,650	BARON SMALL CAP FUND	129,545
3,305	BBH INTERNATIONAL EQUITY FD CL N	38,800
5,184	BERWYN FDS INC INCOME FUND	66,715
800	BERWYN FUND INC	23,008
918	BLACKROCK ENERGY & RESOURCES PORTFOLIO FUND CL A	29,593
3,346	BLACKROCK EQUITY DIVIDEND FUND SVC CL	60,693
764	BLACKROCK FDS INFLATION PROTECTED BD SVC	8,911
2,469	BLACKROCK FUNDS HIGH YIELD BD PORT SERVICE CL	18,246
737	BLACKROCK FUNDS-SMALL CAP GROWTH EQUITY PORTFOLIO INV A	15,707
361	BLACKROCK GLOBAL ALLOCATION FD INC CL C	6,113
2,434	BLACKROCK LARGE CAP SER FDS INC LARGE CAP CORE FD INSTL CL	26,950
23	BLACKROCK LATIN AMER FD INC CL A	1,307
54	BLACKROCK LATIN AMER FD INC CL C	2,815
84	BLACKROCK NAT RES TR CL A	4,855
2,370	BLACKROCK STRATEGIC INCOME OPPORTUNITIES PORTFOLIO CL A	22,540
9,701	BOND FD AMER INC CL R-3	121,743
899	BOND FD AMER INC CL R-5	11,279
3,616	BRANDYWINE BLUE FUND INC	83,122
531	BRANDYWINE FUND INC	11,830
7,731	BRIDGEWAY FD INC AGGRESSIVE INVS II	95,473
3,700	BRIDGEWAY FD INC ULTRA SMALL COMPANY MARKET FD	47,661
791	BRIDGEWAY FDS INC LARGE CAP GROWTH FD CL N	9,682
3,873	BRIDGEWAY FDS INC SMALL-CAP GROWTH FD CL N	42,407
626	BRIDGEWAY FDS INC SMALL-CAP VALUE FD CL N	8,521
401	BRIDGEWAY FUND INC AGGRESSIVE INVESTOR CL 1	12,489
614	BROWN CAP MGMT MUT FDS BROWN CAP MGMT SMALL CO FD INV	26,879
4,324	BUFFALO FDS MID CAP FD	67,452
5,634	BUFFALO HIGH YIELD FUND INC	61,688
2,471	BUFFALO SMALL CAP FD INC	61,604
274	CAPITAL INCOME BLDR FD CL R-3	13,488
860	CAPITAL INCOME BLDR FD CL R-5	42,349
632	CAPITAL INCOME BUILDER FD CL F1	31,110
1,723	CAPITAL WORLD BD FD CL R-5	35,296
1,197	CAPITAL WORLD GROWTH & INCOME FD INC CL R-3	38,252
1,147	CAPITAL WORLD GROWTH & INCOME FD INC CL R-5	36,829
81	CAPITAL WORLD GROWTH & INCOME FUND CLASS A	2,605
414	CAPITAL WORLD GROWTH & INCOME FUND INC CL F1	13,266
556	CAUSEWAY EMERGING MKTS FD INV CLASS	5,496
4,143	CGM FOCUS FUND	106,262
301	CLIPPER FUND INC	18,812
1,411	COHEN & STEERS REALTY SHARES INC	85,831
3,374	COLUMBIA ACORN TR FD CL Z	92,989
308	COLUMBIA ACORN TR INTL CL Z	10,581
1,327	COLUMBIA EMERGING MARKETS CL Z	11,717
2,755	COLUMBIA ENERGY AND NATURAL RESOURCES CLASS Z	55,624
6,062	COLUMBIA FDS SER TR I DIVIDEND INCOME CL Z	82,566
1,037	COLUMBIA FDS SER TR I MID CAP GROWTH FD CL Z	25,581
677	COLUMBIA FDS SER TR I SMALL CAP GROWTH FD I CL Z	18,364
345	COLUMBIA FDS SER TR INTL VALUE FD CL Z	4,172
3,408	COLUMBIA FDS SER TR SHORT TERM BD FD CL Z	33,606
213	COLUMBIA FDS SER TR SMALL CAP VALUE II FD CL A	2,830
2,178	COLUMBIA FDS SER TR SMALL CAP VALUE II FD CL Z	29,137
2,601	COLUMBIA SELECT LARGE CAP GROWTH CLASS Z	31,258
2,621	COLUMBIA VALUE AND RESTRUCTURING CLASS Z	116,539
328	CONESTOGA FDS SMALL CAP FD	7,408
5,775	CROFT FDS CORP CROFT-LEOMINSTER VALUE FD	124,689
1,751	DAVIS NEW YORK VENTURE FUND INC-CL A	56,894
5,104	DAVIS NEW YORK VENTURE FUND INC-CL Y	167,518
600	DELAWARE SELECT GROWTH FUND INSTITUTIONAL CLASS	21,726
644	DELAWARE SELECT GROWTH FUND-CL C	19,421
269	DELAWARE SMID CAP GROWTH FUND CL C	4,795
3,842	DELAWARE SMID CAP GROWTH FUND CL I	96,973
266	DIREXION FDS MNTHLY COMMODITY BULL 2X INV	13,696
258	DIREXION FDS MNTHLY LATIN AMER BULL 2X INV	10,301

353	DIREXION FDS MNTHY NASDQ 100 BULL 2X INV CL	29,138
58	DIREXION FDS MONTHLY DOLLAR BEAR 2X FD INV	1,186
760	DIREXION FDS MONTHLY S&P 500 BULL 2X FD INV	29,614
496	DODGE & COX BALANCED FUND	33,442
1,360	DODGE & COX FDS GLOBAL STK FD	10,442
1,665,907	DODGE & COX FUNDS INTERNATIONAL STOCK FUND	48,711,117
15,266	DODGE & COX INCOME FUND	203,038
346	DODGE & COX STOCK FUND	35,142
2,982	DOUBLELINE FDS TR TOTAL RETURN BD FD CL N	32,862
1,507	DREYFUS APPRECIATION FUND INC	61,098
130	DREYFUS EMERGING ASIA FD CL C	924
83	DREYFUS EMERGING ASIA FD CL I	613
325	DREYFUS GLOBAL REAL ESTATE SECURITIES FD CLASS I	2,195
2,029	DREYFUS GREATER CHINA FD CL C	54,208
715	DREYFUS GREATER CHINA FD CL I	22,016
122	DREYFUS INTERNATIONAL BOND FUND CLASS C	1,958
2,631	DREYFUS INTL BOND FUND CL I	43,076
1,629	DREYFUS MIDCAP INDEX FUND	42,235
518	DREYFUS/LAUREL FUNDS INC BOND MARKET INDEX FUND INV SHS	5,680
17,408	DRIEHAUS MUT FDS EMERGING MKTS GROWTH FD	447,564
5,082	DUNDEEWEALTH FDS DYNAMIC ENERGY INCOME FD CL I	69,934
479	DUNDEEWEALTH FDS DYNAMIC GOLD & PRECIOUS METALS CL I	7,455
1,254	DUNDEEWEALTH FDS DYNAMIC US GROWTH FD CL I	23,937
2,631	DWS ADVISOR FUNDS SHORT DURATION FD CL S	24,206
4,346	DWS PORTFOLIO TR FLTG RATE FD CL S	39,419
5,334	DWS SECS TR ENHANCED COMMODITY STRATEGY FD CL S	18,134
57	DWS VALUE SER INC SMALL CAP VALUE FD INSTL CL	1,848
107	EATON VANCE DIVIDEND BUILDER FD CL A	1,047
1,192	EATON VANCE LARGE CAP VALUE FUND CL A	20,416
1,292	EURO PAC GROWTH FD CL R-5	45,322
462	EURO PAC GROWTH FUND CL F1	16,168
601	EURO PACIFIC GROWTH FUND CLASS A	21,119
9,500	EUROPACIFIC GROWTH FD SHS CL F-2	333,541
20,188	FAIRHOLME FUNDS INC COM	467,356
193	FBR FDS LARGE CAP FINL FD	2,212
412	FBR FDS SMALL CAP FINL FD	6,795
490	FBR FOCUS FUND	22,652
5,607	FBR GAS UTILITY INDEX FD	121,665
202	FEDERATED EQUITY FDS CAP APPREC FD CL R	3,594
1,574	FEDERATED EQUITY FDS PRUDENT BEAR FD CL A SHS	6,878
8,441	FEDERATED HIGH YIELD TRUST SBI	48,366
459	FEDERATED PRUDENT DOLLARBEAR FUND CL A	5,488
219	FENIMORE ASSET MANAGEMENT TR FAM VALUE FUND	9,892
288	FIDELITY ADVISOR EMERGING ASIA FD CL I	7,533
110	FIDELITY ADVISOR ENERGY CL I	3,885
5,210	FIDELITY ADVISOR FREEDOM 2050 FD INSTL	45,277
199	FIDELITY ADVISOR HIGH INCOME FUND CL I	1,751
477	FIDELITY BALANCED FUND	8,685
382	FIDELITY BLUE CHIP GROWTH FUND	16,211
5,002	FIDELITY CANADA FUND	250,804
18,036	FIDELITY CAPITAL & INCOME FUND	156,372
3,686	FIDELITY CASH RESERVES	3,686
3,016	FIDELITY CHINA REGION FUND	76,268
9,549	FIDELITY CONCORD STR SPARTAN U S EQI INDX FD ADVANTAGE CL	424,845
296	FIDELITY CONSUMER FINANCE PORTFOLIO	3,271
5,733	FIDELITY CONTRAFUND	386,745
1,069	FIDELITY DIVERSIFIED INTL FUND	27,293
1,146	FIDELITY DIVIDEND GROWTH FD	29,656
521	FIDELITY EMERGING ASIA FUND	13,130
1,498	FIDELITY EMERGING MARKETS FD	30,746
865	FIDELITY ENVIRONMENT AND ALTERNATIVE ENERGY PORTFOLIO	13,034
278	FIDELITY EUROPE CAP APPRECTN FD	4,303
465	FIDELITY EUROPE FUND	11,855
544	FIDELITY EXPORT AND MULTINTL FUND	11,258
16,518	FIDELITY FLOATING RATE HIGH INCOME FD	159,232

2,778	FIDELITY FREEDOM 2025 FUND	30,032
1,479	FIDELITY GNMA FUND	17,515
9,295	FIDELITY GOVERNMENT INCOME FUND	100,107
921	FIDELITY HIGH INCOME FUND	7,954
629	FIDELITY INSTL INVS TR FREEDOM 2020	8,253
434	FIDELITY INTL DISCOVERY FUND	11,993
112	FIDELITY INTL REAL ESTATE FD	778
298	FIDELITY INTL SMALL CAP OPPS FD	2,757
3,910	FIDELITY INVT TR GLOBAL COMMODITY STK FD	54,509
343	FIDELITY JAPAN FUND	3,151
194	FIDELITY JAPAN SMALL COMPANIES FUND	1,659
1,314	FIDELITY LATIN AMERICA FUND	64,238
5,536	FIDELITY LEVERAGED COMPANY STOCK FUND	139,011
31,907	FIDELITY LOW PRICED STOCK FUND	1,140,019
990	FIDELITY MEGA CAP STOCK FUND	10,000
12,058	FIDELITY NEW MARKETS INCOME INCOME FUND	190,870
246	FIDELITY NEW MILLENNIUM FUND	7,103
95	FIDELITY NORDIC FUND	2,547
171	FIDELITY OTC PORTFOLIO	9,371
366	FIDELITY OVERSEAS FUND	9,691
6,417	FIDELITY PURITAN FUND	113,525
3,181	FIDELITY REAL ESTATE INCOME FD	32,607
3,299	FIDELITY REAL ESTATE INVSTMT PORTFOLIO	91,123
86	FIDELITY SELECT AUTOMOTIVE PORTFOLIO	2,674
4,345	FIDELITY SELECT BANKING PORT	69,396
2,140	FIDELITY SELECT BROKERAGE & INVT MGMT PORTFOLIO	85,520
766	FIDELITY SELECT CHEMICAL PORTFOLIO	72,887
200	FIDELITY SELECT COMMUNICATNS EQUIPMENT	4,415
45	FIDELITY SELECT COMPUTER PORTFOLIO	2,421
267	FIDELITY SELECT CONSTRUCTION & HOUSING PORTFOLIO	9,554
1,179	FIDELITY SELECT CONSUMER STAPLES	84,231
728	FIDELITY SELECT DEFENSE & AEROSPACE PORTFOLIO	56,746
1,036	FIDELITY SELECT ELECTRONICS PORTFOLIO	45,809
2,090	FIDELITY SELECT ENERGY PORT	103,133
441	FIDELITY SELECT ENERGY SERV PORTFOLIO	28,674
47	FIDELITY SELECT FINANCIAL SERVICES PORTFOLIO	2,293
2,455	FIDELITY SELECT GOLD PORT	103,686
689	FIDELITY SELECT HEALTH CARE PORTFOLIO	84,334
1,792	FIDELITY SELECT INDUSTRIAL EQUIPMENT PORTFOLIO	55,506
818	FIDELITY SELECT INDUSTRIALS	17,843
251	FIDELITY SELECT LEISURE PORT	24,216
1,630	FIDELITY SELECT MATERIALS	100,092
220	FIDELITY SELECT MEDICAL DELIVERY PORTFOLIOS	12,032
1,748	FIDELITY SELECT MEDICAL EQUIPMENT AND SYSTEMS	44,047
4,481	FIDELITY SELECT NATURAL GAS PORTFOLIO	136,308
2,366	FIDELITY SELECT NATURAL RESOURCES PORTFOLIO	74,028
555	FIDELITY SELECT PHARMACEUTICALS PORT	7,538
198	FIDELITY SELECT RETAILING PORTFOLIO	10,142
101	FIDELITY SELECT SOFTWARE & COMPUTER SVCS	7,859
1,335	FIDELITY SELECT TECHNOLOGY PORTFOLIO	115,429
66	FIDELITY SELECT TELECOMMTNS PORTFOLIO	2,905
666	FIDELITY SELECT TRANSPORT PORTFOLIO	32,917
1,047	FIDELITY SELECT UTILITIES PORTFOLIO	56,061
357	FIDELITY SELECT WIRELESS	2,587
597	FIDELITY SHORT TERM BOND FD	5,072
4,927	FIDELITY SMALL CAP DISCOVERY FD	98,694
427	FIDELITY SMALL CAP GROWTH FD	6,374
3,031	FIDELITY SPARTAN 500 INDEX INVESTOR CLASS	134,833
675	FIDELITY SPARTAN EXTENDED MKT INDEX FD INVESTOR CLASS	23,947
334	FIDELITY SPARTAN INTERNL INDEX FD INVESTOR CLASS	9,923
780	FIDELITY STRATEGIC DIV & INC FD	8,594
5,942	FIDELITY STRATEGIC INCOME FD	64,237
1,398	FIDELITY TELECOM AND UTILITIES FUND	24,249
704	FIDELITY TOTAL BOND FUND	7,683
228	FIDELITY TREND FUND INC	15,259

1,063	FIRST EAGLE OVERSEAS FUND CL C	21,166
7,373	FIRSTHAND TECHNOLOGY OPPORTUNITIES FUND	39,816
596	FMI COMMON STOCK FUND	14,347
211	FMI FOCUS FUND	5,942
22,062	FMI FUNDS INC LARGE CAP FUND	336,447
24,607	FMI MUTUAL FUNDS INC PROVIDENT TRUST STRATEGY FUND	203,257
2,787	FORESTER VALUE FD	33,418
2,515	FORUM FDS ABSOLUTE STRATEGIES FD INSTL	27,796
1,517	FORUM FDS MERK ABSOLUTE RETURN CURRENC	13,900
1,782	FORUM FDS MERK ASIAN CURRENCY FD INV SHS	16,783
1,661	FORUM FDS MERK HARD CURRENCY FD INVS SHS	19,566
970	FORWARD EMERGING MARKETS FUND INVESTOR CLASS	9,263
3,933	FPA FDS TR FPA CRESCENT PORTFOLIO INSTL	105,312
2,118	FPA NEW INCOME INC	22,560
18,296	FRANKLIN INCOME FDS SER CL C	38,787
232	FRANKLIN MUTUAL SER FUND INC FINANCIAL SERVICE FUND CL Z	2,675
856	FRANKLIN TEMPLETON FDS GOLD & PRECIOUS METALS ADVISOR CL	32,618
294	FRANKLIN TEMPLETON FDS GOLD & PRECIOUS METALS FD CL C	10,238
4,235	FRANKLIN TEMPLETON FUND STRATEGIC SER INCOME FUND CL-C	42,732
2,364	FRANKLIN TEMPLETON FUNDS MUTUAL BEACON FD CL C	27,286
1,519	FRANKLIN TEMPLETON FUNDS MUTUAL FINANCIAL SVCS FD CL C	17,547
351	FRANKLIN/TEMPLETON HARD CURRENCY FUND CL A	3,218
1,889	FUNDAMENTAL INVS INC CL F1	66,808
3,596	FUNDAMENTAL INVS INC CL R-5	127,314
1,994	GABELLI ASSET FUND-SBI	94,908
1,305	GABELLI EQUITY SERIES FUNDS INC-EQUITY INCOME FUND	26,692
276	GABELLI EQUITY SERIES FUNDS INC-SMALL CAPITAL GROWTH FUND	8,673
20,217	GABELLI UTILS FD CL AAA SHS	121,911
671	GAMCO GLOBAL SER FDS INC TELECOMMUNICATIONS FD CL AAA	12,485
1,692	GAMCO GOLD FD INC CL AAA	39,837
1,800	GAMCO INTL GROWTH FD INC CL AAA	36,090
508	GOLDMAN SACHS COMMODITY STRATEGY FUND CLASS A	2,985
11,548	GOLDMAN SACHS GROWTH STRATEGY PORTFOLIO-CL A	113,867
1,309	GREENSPRING FUND INC	29,722
159	GROWTH FD AMER INC CL R-3	4,515
4,135	GROWTH FD AMER INC CL R-5	118,603
4,811	GROWTH FUND AMER INC CL F1	137,409
1,780	GUINNESS ATKINSON FDS ALTERNATIVE ENERGY FD	5,198
663	GUINNESS ATKINSON FDS ASIA PACIFIC DIV FD	7,440
1,577	GUINNESS ATKINSON FDS CHINA & HONG KONG FD	41,927
4,447	GUINNESS ATKINSON GLOBAL ENERGY FUND	114,367
14,243	HARBOR BOND FUND INSTITUTIONAL	173,620
633	HARBOR CAPITAL APPRECIATION FUND INVESTOR CLASS	23,072
5,357	HARBOR FD COMODITY REAL RTRN STRATEGY CL	36,908
4,838	HARBOR FD REAL RETURN FD INSTL CL	51,813
698	HARBOR HIGH YIELD BOND FUND INVESTOR CLASS	7,397
2,827	HARBOR INTERNATIONAL FUND INSTITUTIONAL	148,253
5,149	HARBOR INTERNATIONAL FUND INVESTOR CLASS	267,738
1,565	HARBOR INTERNATIONAL GROWTH FUND INSTITUTIONAL	16,416
851	HARTFORD MUTUAL FUNDS INC CAP APPREC FUND CL C	21,769
2,025	HARTFORD MUTUAL FUNDS INC CAPITAL APPRECIATION FUND CL A	58,373
137	HARTFORD MUTUAL FUNDS INC CAPITAL APPRECIATION FUND CL B	3,484
1,166	HEARTLAND GROUP INC VALUE PLUS FUND	32,316
3,630	HEARTLAND SELECT VALUE FUND	97,319
2,232	HENNESSY FOCUS 30 FUND	28,079
296	HIGHMARK FDS LARGE CAP VALUE FUND - CLASS C	3,020
1,445	HOMESTEAD FDS INC SMALL CO STK FD	33,074
6,092	HUSSMAN INVESTMENT TRUST STRATEGIC TOTAL RETURN FUND	74,932
11,150	HUSSMAN INVT TR STRATEGIC GROWTH FUND	138,590
5,214	HUSSMAN INVT TR STRATEGIC INTL EQUITY FD	50,682
175	ICON FDS EQUITY INCOME FUND CLASS I	1,949
7,036	ICON FUNDS ENERGY FUND	129,112
170	ICON FUNDS FINANCIAL FUND	870
2,457	ICON FUNDS ICON MATERIALS FUND	25,501
362	ICON FUNDS-TELECOMMUNICATION & UTILITIES FUND	2,431

306	INCOME FD AMER INC CL R-1	5,105
631	INCOME FD AMER INC CL R-5	10,574
6,493	INCOME FUND OF AMERICA INC CLASS A	108,821
460	INDUSTRY LEADERS FD CL I	4,538
1,553	ING CORPORATE LEADERS TRUST UNIT PARTN CTF SER B	34,780
110	ING EQUITY TRUST REAL ESTATE FUND CLASS C	1,657
86	ING MUTUAL FUNDS RUSSIA FUND CLASS A	2,489
468	INTEGRITY FD WILLISTON BASIN/MID NORTH AMER CL A	2,536
181	INTERNATIONAL GROWTH & INC FD INC CL A SHS	4,963
7,114	INTREPID CAPITAL FUND	76,192
3,011	INTREPID SMALL CAP FUND	44,352
43	INVESCO CHINA FUND CL A	706
802	INVESCO DIVERSIFIED DIVIDEND FD INV CL	9,528
1,616	INVESCO ENERGY FUND CLASS A	61,388
150	INVESCO ENERGY FUND CLASS B	5,190
392	INVESCO ENERGY FUND CLASS INVESTOR	14,842
130	INVESCO EUROPEAN GROWTH FUND CLASS INVESTOR	3,663
838	INVESCO GOLD & PRECIOUS METALS FD CL INVESTOR	6,892
96	INVESCO GOLD & PRECIOUS METALS FUND CL C	816
6,517	INVESCO INTERNATIONAL CORE EQUITY FD INVST CL	61,524
373	INVESCO MID CAP CORE EQUITY FD CL Y	7,889
2,008	INVESCO REAL ESTATE FUND CL C	46,024
1,941	INVESCO VAN KAMPEN AMERICAN FRANCHISE FUND CLASS C	21,216
2,430	INVESCO VAN KAMPEN COMSTOCK FUND CLASS C	36,987
2,903	INVESTMENT MANAGERS SER TR THESIS FLEXIBLE FD	23,400
308	IVA FIDUCIARY TR IVA WORLDWIDE FD CL A	4,733
269	IVY ASSET STRATEGY FD CL C	5,816
2,538	IVY ASSET STRATEGY I	56,983
1,301	IVY FDS INC ASSET STRATEGY FD CL Y	29,023
1,301	IVY FDS INC MID CAP GROWTH FD CL Y	22,033
746	IVY FDS INC SCIENCE & TECH FD CL Y	21,829
51	IVY GLOBAL NATURAL RESOURCES FUND-CL B	764
3,286	JAMES ADVANTAGE FDS SMALL CAP FUND	77,060
890	JANUS CONTRARIAN FUND CLASS T SHARES	10,953
256	JANUS GLOBAL RESEARCH FUND CLASS T SHARES	3,458
791	JANUS GLOBAL SELECT FUND CLASS R SHARES	7,602
11,921	JANUS GLOBAL SELECT FUND CLASS T SHARES	115,034
174	JANUS INVESTMENT FUND BALANCED FUND CLASS T SHARES	4,262
1,457	JANUS INVESTMENT FUND FLEXIBLE BOND FUND CLASS T	15,359
3,030	JANUS INVESTMENT FUND HIGH YIELD FUND CLASS T	26,451
41,826	JANUS INVESTMENT FUND SHORT TERM BOND FUND CL T	127,570
7,528	JANUS INVT FD FLEXIBLE BD FD CL S	79,419
587	JANUS INVT FD FORTY FD CL S	18,048
9,198	JANUS INVT FD HIGH YIELD FD CL S	80,485
2,733	JANUS INVT FD PERKINS MID CAP VALUE FD CL S	55,129
7,766	JANUS OVERSEAS FUND CLASS T SHARES	244,022
6,757	JANUS TRITON FUND CLASS T SHARES	109,739
4,431	JENSEN PORTFOLIO INC JENSEN QUALITY GROWTH FD	117,454
868	JOHN HANCOCK REGIONAL BANK FUND-CL A	10,481
11,907	JP MORGAN SMARTRETIREMENT 2010 FD CL C	175,147
8,612	JP MORGAN SMARTRETIREMENT 2015 FD CL C	125,656
103	JPMORGAN RUSSIA FUND CLASS A	922
136	JPMORGAN RUSSIA FUND CLASS C	1,191
680,590	JPMORGAN TR I 100% U S TREAS SECS MNY MKTCL MORGAN SHARE CL	680,590
336	JPMORGAN TR I HIGHBRIDGE DYNAMIC COMMODITIES CL A	5,742
3,108	JPMORGAN TR I INTL VALUE FD CL A	34,563
242	JPMORGAN TR I INTREPID EUROPEAN FD CL A	3,730
215	JPMORGAN TR I PRIME MONEY MKT FD MORGAN CL SECURITY SYMBOL IS V MVXX	215
6,198	JPMORGAN TR II HIGH YIELD FD CL A	47,041
831,806	JPMORGAN TR II U S GOVT MONEY MKT FD MORGAN	831,806
415	JPMORGAN TR II U S REAL ESTATE FD CL A	6,713
2,117	KEELEY SMALL CAP VALUE FD CL A	48,999
539	KINETICS PARADIGM FUND INV CL	10,666
471	LAUDUS TR GROWTH INVS U S LARGE CAP GRTH	5,864
1,065	LAZARD DEVELOPING MARKETS EQUITY PORTFOLIO OPEN SHS	11,374

12,179	LAZARD EMERGING MARKETS PORT OPEN SHS	209,478
2,304	LEUTHOLD FDS INC ASSET ALLOCATIO FD	22,807
48,828	LOOMIS SAYLES BOND FUND RETAIL CLASS	677,728
5,922	LOOMIS SAYLES GLOBAL BOND FUND RETAIL CLASS	96,646
2,975	LORD ABBETT GROWTH AND INCOME STRATEGY FUND CL A	43,529
226	MADISON MOSAIC EQUITY TR INVS FD	3,708
3,311	MAINSTAY FDS LARGE CAP GROWTH FD CL I	23,407
212	MANAGERS FUNDS EMERGING MARKETS EQUITY FUND	2,562
40,151	MANAGERS PIMCO BOND FUND	422,384
2,747	MANNING AND NAPIER FUND INC NEW EQUITY SERIES	47,766
15,871	MANNING AND NAPIER FUND WORLD OPPORTUNITIES SER CL A	105,227
8,652	MARSICO 21ST CENTURY FUND	108,502
1,860	MARSICO FOCUS FUND	32,760
3,876	MARSICO GROWTH FD	74,303
979	MARSICO INVT FD FLEXIBLE CAP FD	12,695
1,197	MARSICO INVT FD INTL OPPORTUNITIES FD	13,523
3,614	MASSACHUSETTS INVS GRWTH STK MASS INVS GROWTH STK FD CL R5	55,756
4,332	MATTHEWS ASIA DIVIDEND FUND	54,065
3,022	MATTHEWS ASIA SCIENCE AND TECHNOLOGY FUND	24,657
323	MATTHEWS ASIAN FDS ASIA SMALL COS FD	4,767
5,534	MATTHEWS ASIAN GROWTH & INCOME FUND	83,402
4,127	MATTHEWS CHINA FUND	88,767
3,355	MATTHEWS INDIA FUND	45,595
1,414	MATTHEWS INTL FDS ASIA GROWTH FUND	21,697
2,623	MATTHEWS KOREA FUND	12,041
2,070	MATTHEWS PACIFIC TIGER FUND	42,078
5,236	MERGER FUND-SBI	81,623
2,956	MERIDIAN FUND INC VALUE FUND	83,009
1,480	MERIDIAN GROWTH FUND	61,619
12,585	METROPOLITAN WEST FDS TOTAL RETURN BOND FUND	130,510
2,413	METROPOLITAN WEST FUNDS HIGH YIELD BOND FUND CLASS M	23,697
418	METROPOLITAN WEST FUNDS INTERMEDIATE BOND FUND CLASS M	4,317
1,982	MFS SER TR X EMERGING MARKET DEBT FUND CLASS I	28,778
3,363	MFS SER TR X INTL DIVERSIFICATION FD CL C	40,259
481	MFS UTILITIES FUND-CL C	8,123
1,304	MIDAS FUND INC	4,655
550	MORGAN STANLEY INSTL FD INC U S REAL ESTATE PORTFOLIO CL I	8,252
1,315	MOTLEY FOOL FDS TR GREAT AMERICA FD	14,646
3,027	MOTLEY FOOL FDS TR MOTLEY FOOL INDEPENDENCE FD	42,314
674	MUHLENKAMP FD	34,483
1,025	MUTUAL GLOBAL DISCOVERY FUND CL Z	28,156
141	MUTUAL SERIES FUND INC EUROPEAN FUND CL Z	2,668
113	MUTUAL SERIES FUND INC SHARES FUND CL Z	2,253
1,220	MUTUALS COM VICE FUND	22,619
610	NEEDHAM AGGRESSIVE GROWTH FD	8,862
3,082	NEUBERGER BERMAN EQUITY FDS REAL ESTATE FD TR CL	37,049
2,544	NEUBERGER BERMAN GENESIS FD INVESTOR CLASS	84,121
952	NEUBERGER BERMAN GENESIS FUND TRUST CLASS	45,897
143	NEUBERGER BERMAN INTL FUND INVESTOR CLASS	2,148
140	NEUBERGER BERMAN PARTNERS FUND INVESTOR CLASS	3,417
544	NEW PERSPECTIVE FD INC CL F-2 SHS	14,207
4,062	NEW PERSPECTIVE FUND INC CL A	106,254
355	NEW WORLD FD INC CLASS R-5	16,382
2,912	NEW WORLD FD INC NEW CL F-2 SHS	134,195
584	NORTHERN FDS EMERGING MKTS EQUITY INDEX FD	5,963
197	NORTHERN FUNDS INCOME EQUITY FUND	2,390
2,654	OAKMARK EQUITY & INCOME FUND CL I	71,790
274	OAKMARK FUND CLASS I	11,402
6,743	OAKMARK GLOBAL FUND CL I	133,909
660	OAKMARK GLOBAL SELECT FUND CL I	6,877
403	OAKMARK INTERNATIONAL FUND CLASS I	6,672
1,903	OAKMARK INTERNATIONAL SMALL CAP FUND CL I	22,812
5,677	OAKMARK SELECT FUND CLASS I	158,845
1,711	OBERWEIS CHINA OPPTYS FD	14,886
162	OBERWEIS MICRO-CAP PORTFOLIO	1,809

2,306	OLD MUT ADVISOR FDS II DWGHT SHORT TERM FXD INC FD CL Z	23,155
737	OPPENHEIMER COMMODITY STRATEGY TOTAL RETURN FD CL A	2,460
971	OPPENHEIMER DEVELOPING MARKETS FUND-CL A	28,455
568	OPPENHEIMER DEVELOPING MKTS FUNDS CL N	16,101
340	OPPENHEIMER GOLD & SPECIAL MINERALS FD CL N	11,414
2,973	OPPENHEIMER INTL BD FD CL N	18,405
10,738	PARNASSUS INCOME TRUST EQUITY INCOME PORTFOLIO	282,937
3,359	PARNASSUS SMALL CAP FD	67,451
282	PAX WORLD FDS SER TR I GLOBAL GREEN FD IND INV CL	2,379
3,550	PAX WORLD HIGH YIELD BOND FD INDIVIDUAL INVESTOR CLASS	25,563
1,509	PEAR TREE FDS PEAR TREE EMERGING MKTS FD ORD SHS	29,638
114	PERKINS DISCOVERY FD PROFESSIONALLY MGD PORTFOLIO	2,766
1,265	PERKINS GLOBAL VALUE FUND CL T	14,797
6,812	PERKINS MID CAP VALUE FD CLASS T SHS	137,533
6,540	PERKINS SMALL CAP VALUE FUND CLASS T SHARES	133,146
12,359	PERMANENT PORTFOLIO FUND INC	569,606
1,956	PERRITT EMERGING OPPORTUNITIES FD	20,579
1,429	PFS FDS WIRELESS FD	7,100
66,383	PIMCO COMMODITY REAL RETURN STRATEGY CLASS D	426,842
1,746	PIMCO FDS EMERGING LOCAL BD FD CL D	17,543
1,842	PIMCO FDS EMERGING MKTS CURR FDS CL D	18,249
217	PIMCO FDS FOREIGN BD FD CL D(UNHEDGED)	2,365
1,964	PIMCO FDS LONG DURATION TOTAL RET FD INSTL CL	23,152
1,171	PIMCO FDS PAC INVT MGMT SER REAL ESTATE REAL RET STR CL C	5,047
7,636	PIMCO FDS PAC INVT MGMT SER REAL RETURN FD-CL D	90,027
145,709	PIMCO FDS PAC INVT MGMT SER TOTAL RETURN FD CL D	1,583,858
6,799	PIMCO FDS UNCONSTRAINED BD FD CL D	74,044
2,493	PIMCO FOREIGN BOND FUND CL D U.S. DOLLAR-HEDGED	26,372
411	PIMCO SMALL CAP STOCKSPLUS TR CLASS D	2,750
2,804	PIMCO TOTAL RETURN FUND ADMINISTRATIVE SHS	30,474
25,023	PIMCO TOTAL RETURN FUND INSTL CL	271,996
954	PIMCO TOTAL RETURN FUND-CL A	10,366
1,004	POLARIS GLOBAL VALUE FUND	12,771
2,873	PRICE T ROWE GLOBAL TECHNOLOGY FUND INC SHS BEN INT	25,718
138	PRICE T ROWE RETIREMENT FDS INC 2030 FD	2,284
14,232	PRIMECAP ODYSSEY FDS AGGRESSIVE GROWTH FD	228,714
9,349	PRIMECAP ODYSSEY FDS GROWTH FD	139,675
611	PROFESSIONALLY MANAGED PORT DUNCAN-HURST CAN SLIM SELECT	6,791
192	PROFESSIONALLY MANAGED PORT FD ASTERISK X CONSERVATIVE UPGRADE FUND	6,143
328	PROFESSIONALLY MANAGED PORT FD ASTERISK X FLEXIBLE INCOME FUND	10,085
437	PROFESSIONALLY MANAGED PORT OSTERWEIS STRATEGIC INCOME FD	4,952
244	PROFESSIONALLY MANAGED PORTF HODGES FUND	4,775
8,040	PROFESSIONALLY MANAGED PRTFL AKRE FOCUS FD RETAIL CL	108,144
502	PROFUNDS BASIC MATLS ULTRASECTOR PROFUND INV CL	19,026
1,556	PROFUNDS BEAR INVS CL	28,549
30	PROFUNDS MOBILE TELECOM ULTRA SECTOR INV CL	619
2,702	PROFUNDS MUT FDS INV CL OILFIELD EQUIPT & SVCS ULTRA	49,850
133	PROFUNDS OIL & GAS ULTRASECTOR INVESTOR CL	5,146
63	PROFUNDS REAL ESTATE ULTRASECTOR PROFUND INV CL	1,400
9,231	PROFUNDS RISING RATES OPPORTUNITY 10 INV CL	169,948
7,715	PROFUNDS RISING RATES OPPORTUNITY INV	60,173
392	PROFUNDS RISING U S DOLLAR PROFUND INV	10,251
11	PROFUNDS SHORT EMERGING MKTS PROFUND INVS CL	148
4,138	PROFUNDS SHORT NASDAQ-100 INV CL	34,590
887	PROFUNDS SHORT PRECIOUS METALS PROFUND INVT CL	5,589
1,914	PROFUNDS SHORT REAL EST PROFUND INV CL	13,223
632	PROFUNDS TELECOMM ULTRASECTORINV CL	8,595
5	PROFUNDS ULTRA SMALL/CAP INVSTR CL	84
314	PROFUNDS ULTRABULL INVS CL	12,036
202	PROFUNDS ULTRAJAPAN INVESTOR CLASS	1,120
11	PROFUNDS ULTRALATIN AMER PROFUND INV CL	100
11	PROFUNDS ULTRASHORT CHINA PROFUND INV	67
707	PROFUNDS ULTRASHORT DOW 30 FD INVESTOR CL	4,432
4,536	PROFUNDS ULTRASHORT INTL PROFUND INVS	36,830
284	PROFUNDS ULTRASHORT LATIN AMERICA INVS CL	4,740

5,497	PROFUNDS ULTRASHORT SMALL-CAP FD INV CL	59,589
515	PRUDENTIAL JENNISON NATURAL RESOURCES FUND INC CLASS Z	24,548
300	PRUDENTIAL JENNISON SMALL COMPANY FUND INC CLASS A	5,966
93	PRUDENTIAL JENNISON UTILITY FUND CLASS A	1,001
297	PRUDENTIAL JENNISON UTILITY FUND CLASS C	3,204
1,865	PUTNAM EQUITY INCOME FD NEW CL Y	27,987
2,790	PUTNAM GLOBAL NAT RES FD CL C	48,545
36	PUTNAM GLOBAL NATURAL RESOURCES FUND-CL A	688
1,737	RAINIER INVT MGMT MUT FDS MID CAP EQUITY PORTFOLIO	66,808
3,145	RBB FD INC SCHNEIDER VALUE FD CL PPP	37,744
2,928	RBB FUND INC ROBECO BOSTON PRTNRS LONG SHORT EQI INVT SHS	53,208
1,226	RBB FUND INC SCHNEIDER SMALL CAP VALUE FD	16,864
903	RBC FDS TR MICROCAP VALUE FD CL S	14,604
594	REYNOLDS BLUE CHIP GROWTH FUND	30,529
1,718	RIDGEWORTH FDS SMALL CAP VALUE EQUITY FD CL C	20,047
1,754	ROWE T PRICE CAPITAL APPRECIATION FD ADVISOR CLASS	35,971
1,265	ROWE T PRICE INFLATION PROTECTED BOND FUND INC	16,409
11,152	ROWE T PRICE INTL FDS INC AFRICA AND THE MIDDLE EAST FD	70,817
2,074	ROWE T PRICE INTL INDEX FD INC INTL EQUITY INDEX FD	20,702
1,261	ROWE T PRICE NEW INCOME FD ADVISOR CL	12,183
548	ROWE T PRICE REAL ESTATE FD ADVISOR CLASS	10,153
169	ROYCE FD INTL SMALLER-COS FD SVC CL	1,624
775	ROYCE FD PREMIER FD SERVICE CL	14,122
2,786	ROYCE FD SPECIAL EQUITY FD	54,889
2,564	ROYCE FUND LOW PRICED STOCK SERVICE	36,685
859	ROYCE FUND MICRO-CAP FUND	12,483
342	ROYCE FUND PREMIER SERIES	6,331
891	ROYCE FUND ROYCE OPPORTUNITY FUND	9,199
2,695	ROYCE FUND VALUE FD SERVICE CL	29,484
16,259	ROYCE FUND VALUE PLUS FUND SERVICE CL	195,109
6,843	ROYCE FUND-PENNSYLVANIA MUTUAL FUND INVESTMENT CL	73,628
1,665	ROYCE GLOBAL VALUE FUND SVC CL	19,601
554	RS INVT TR VALUE FUND	12,765
1,888	RUSSELL COMMODITY STRATEGIES FUND CL S	18,011
322	RYDEX SERIES FDS GOVT LONG BOND 1.2X STRAT CL C	5,281
3,063	RYDEX DYNAMIC FDS INVERSE DOW 2X STRATEGY CL C	37,187
2,752	RYDEX DYNAMIC FDS INVERSE DOW 2X STRATEGY CL H	35,584
1,190	RYDEX DYNAMIC FDS INVERSE S&P 500 2X STRAT CL H	15,193
494	RYDEX DYNAMIC FDS NASDAQ-100 2X STRATEGY CL H	59,188
244	RYDEX SER FDS COMMODITIES STRATEGY FD CL A	3,947
8,819	RYDEX SER FDS INV RUSSELL 2000 2X STRAT CL C	187,490
27	RYDEX SER FDS RUSSELL 2000 2X STRATEGY CL H	3,681
1,235	RYDEX SER FDS S&P 500 FD CL H	31,025
115	RYDEX SER TR UTILITIES FD INVESTOR CL	3,393
1	RYDEX SERIES FDS GOVT LG BOND 1.2X STRAT CL ADV	8
437	RYDEX SERIES FDS INVERSE GVT LG BD STRAT CL INV	3,935
17,133	RYDEX SERIES FDS INVERSE S&P 500 STRAT CL INV	477,329
159	RYDEX SERIES TRUST BASIC MATERIALS FUND INV CL	7,257
6,037	RYDEX SERIES TRUST NASDAQ-100	89,469
759	RYDEX SERIES TRUST PRECIOUS METALS FUND	50,550
468	RYDEX SGI MANAGED FUTURES STRATEGY CL H	11,208
19	SARATOGA HEALTH AND BIOTECHNOLOGY CLASS A	359
228	SATUIT CAP MGMT TR MICRO CAP FD CL A	6,914
44,393	SATURNA INVESTMENT TRUST SEXTANT INTERNATIONAL FUND	632,596
162	SCHWAB CAP TR LAUDUS INTL MARKET MASTERS FUND INV CLASS	2,660
1,082	SCHWARTZ INVT TR AVE MARIA SMALL CAP FD	11,887
5,997	SCOUT FDS CORE BD FD INSTL CL	67,949
2,278	SCOUT FDS INTERNATIONAL FD	63,717
720	SCOUT FDS MID CAP FD	9,159
847	SELECTED AMERICAN SHARE INC CL D	33,414
907	SELECTED AMERICAN SHARES INC	35,800
264	SENTINEL GROUP FDS INC INTERNATIONAL EQUITY CL A	3,809
410	SEQUOIA FUND INC	59,682
397	SMALLCAP WORLD FUND INC CL C	12,341

144	SMALLCAP WORLD FUND INC CL F1	4,735
799	SSGA FUNDS EMERGING MARKETS FUND	14,369
634	SSGA FUNDS INTERMEDIATE FUND	5,805
4,798	SSGA FUNDS INTL STK SELECTION FUND	39,586
73	SSGA FUNDS TUCKERMAN ACTIVE REIT	835
995	STRATTON FDS INC-SMALL CAP YIELD FD	49,526
60,927	SYMONS VALUE INSTITUTIONAL FUND	642,775
17,202	T ROWE PRICE BLUE CHIP GROWTH FUND INC	664,859
340	T ROWE PRICE BLUE CHIP GROWTH FUND INC ADVISOR CL	13,106
12,972	T ROWE PRICE CAPITAL APPRECIATION FUND-SBI	267,483
157	T ROWE PRICE DIVIDEND GROWTH FUND INC	3,670
199	T ROWE PRICE EQUITY INCOME FUND ADVISOR CL	4,585
12,938	T ROWE PRICE EQUITY INCOME FUND-SBI	298,351
626	T ROWE PRICE FINANCIAL SERVICES FUND INC	7,436
992	T ROWE PRICE GNMA FUND-SBI	10,062
850	T ROWE PRICE GROWTH STK FD INC GROWTH STK FD ADV CL	26,778
4,162	T ROWE PRICE GROWTH STOCK FUND INC	132,469
1,526	T ROWE PRICE HEALTH SCIENCES FUND INC	49,732
6,508	T ROWE PRICE HIGH YIELD FUND INC	42,236
1,251	T ROWE PRICE INTL FDS INC EMERGING EUROPE MEDITERRANEAN	19,598
7,949	T ROWE PRICE INTL FUNDS INC EMERGING MARKETS BOND FUND	101,270
3,680	T ROWE PRICE INTL FUNDS INC EMERGING MARKETS STOCK FUND	104,909
2,278	T ROWE PRICE INTL FUNDS INC GLOBAL STOCK FUND	36,122
27,463	T ROWE PRICE INTL FUNDS INC INTERNATIONAL BOND FUND	267,491
2,922	T ROWE PRICE INTL FUNDS INC INTERNATIONAL DISCOVERY FUND	109,024
7,121	T ROWE PRICE INTL FUNDS INC LATIN AMERICA FUND	276,523
2,178	T ROWE PRICE INTL FUNDS INC NEW ASIA FUND	30,289
985	T ROWE PRICE MEDIA & TELECOMMUNICATIONS FUND INC	46,229
929	T ROWE PRICE MID CAP GROWTH FUND INC ADVISOR CL	48,043
1,154	T ROWE PRICE MID-CAP GROWTH FUND INC	60,869
1,054	T ROWE PRICE NEW AMERICA GROWTH FUND-SBI	33,527
2,678	T ROWE PRICE NEW ERA FUND INC	112,591
38,673	T ROWE PRICE NEW HORIZONS FUND INC	1,200,030
1,149	T ROWE PRICE REAL ESTATE FUND INC	21,101
63	T ROWE PRICE SCIENCE & TECHNOLOGY FUND ADVISOR CL	1,606
966	T ROWE PRICE SMALL CAPITAL VALUE FUND INC	33,296
678	TANAKA FUNDS INC GROWTH FUND CL R	7,738
9,133	TARGET PORTFOLIO TR MTG BACKED SECS PORTFOLIO	97,906
3,622	TARGET PORTFOLIO TR TOTAL RETURN BD PORTFOLIO	40,128
4,873	TCW FDS INC EMERGING MKTS INCOME FD CL N	51,464
592	TCW FDS INC TOTAL RETURN BOND FD CL N	5,902
5,442	TCW HIGH YIELD BOND FUND CLASS I	32,108
4,855	TEMPLETON FOREIGN FD CL A	28,740
629	TEMPLETON GLOBAL BOND FD CL A	7,805
22,579	TEMPLETON GLOBAL BOND FUND ADVISOR CL	279,308
1,608	TEMPLETON GLOBAL BOND FUND CL C	19,985
570	TEMPLETON GROWTH FUND INC CL R	9,213
3,288	THIRD AVENUE INTL VALUE FD INSTL CLASS	46,290
3,249	THIRD AVENUE VALUE FUND INSTL CLASS	130,425
206	THOMPSON PLUMB FUNDS INC BOND FUND	2,313
4,671	THORNBURG INTL VALUE FUND CL I	114,824
606	THORNBURG INVT TR INTL VALUE FD CL C	13,696
258	THORNBURG INVT TRUST VALUE FUND CL A	7,571
211	TIAA CREF INSTL MUT FDS LARGE CAP VALUE BOND RETAIL	2,497
2,450	TIAA CREF INSTL MUT FDS MID CAP VALUE FD RETAIL CL	39,691
1,844	TIAA CREF INSTL MUT FDS REAL ESTATE SECS FD RETAIL CL	19,533
3,548	TOCQUEVILLE GOLD FUND	253,579
1,820	TOCQUEVILLE TR DELAFIELD FD	48,999
3,863	TOUCHSTONE SANDS CAPITAL SELECT GROWTH FUND CL Z	39,368
2,414	TOUCHSTONE STRATEGIC TR LARGE CAP GROWTH FD CL Y	61,160
4,226	TRANSAMERICA WMC DIVERSIFIED GROWTH-P	38,540
710	TRUST FOR PROFESSIONAL MANAGERS MARKETFIELD FUND	9,950
317	TURNER FUNDS SMALL CAP GROWTH FUND INV CL	10,205
1,745	TWEEDY BROWNE FUND INC GLOBAL VALUE FUND	38,132
1,734	U S GLOBAL INVESTORS EASTERN EUROPEAN FUND	13,508

5,945	U S GLOBAL INVESTORS GLOBAL MEGA TRENDS FUND	45,661
21,559	U S GLOBAL INVESTORS GOLD AND PRECIOUS METALS FUND	271,865
1,172	UNIFIED SER TR APPLESEED FD	13,767
4,642	UNIFIED SER TR SOUND MIND INVESTING BALANCED FD	44,843
11,518	UNIFIED SER TR SOUND MIND INVESTING FD	122,556
3,746	US GLOBAL INVESTORS CHINA REGION FUND	25,508
1,005	US GLOBAL INVESTORS GLOBAL EMERGING MARKETS FUND	6,852
26,206	US GLOBAL INVESTORS GLOBAL RESOURCES FUND	245,290
7,346	US GLOBAL INVESTORS WORLD PRECIOUS MINERALS FUND	96,826
2,400	VALUE LINE FUND INC	21,696
604	VALUE LINE INCOME FUND INC	4,992
729	VALUE LINE PREMIER GROWTH FD INC	19,305
3,076	VAN ECK EMERGING MARKETS CLASS C	28,795
124	VAN ECK FUNDS GLOBAL HARD ASSETS FUND CL A	5,393
980	VAN ECK FUNDS INTL INVESTORS GOLD FUND CL A	18,707
231	VAN ECK FUNDS INTL INVESTORS GOLD FUND CL C	4,097
582	VANGUARD 500 INDEX FUND INVESTOR SHARES	67,446
6,381	VANGUARD BOND INDEX FUND INC INTERMEDIATE TERM PORTFOLIO FD	75,103
6,212	VANGUARD BOND INDEX FUND INC SHORT TERM PORTFOLIO	65,912
13,656	VANGUARD BOND INDEX FUND INC TOTAL BOND MARKET PORTFOLIO	150,213
2,581	VANGUARD CHESTER FDS TARGET RETIREMENT 2015 FD	31,741
2,455	VANGUARD CONVERTIBLE SECURITIES FUND-SBI	29,063
24,623	VANGUARD DIVIDEND GROWTH FUND	379,691
1,316	VANGUARD EMERGING MARKETS STOCK INDEX FUND	31,732
7,102	VANGUARD FINANCIALS INDEX FUND ADMIRAL SHS	98,147
12,445	VANGUARD FIXED INC SECS FD INC SHORT TERM INVT GRADE FUND	132,415
2,014	VANGUARD FIXED INCOME SECS FD INC-HIGH YIELD CORP PORTFOL	11,460
2,342	VANGUARD FIXED INCOME SECS FD INC-LONG TERM U S TREASURY PORTFOLIO	31,241
10,403	VANGUARD FIXED INCOME SECS INTER TERM INVT GRADE INV CL	103,927
731	VANGUARD FIXED INCOME SECS INVT GRADE BD PORTFOLIO	7,526
11,801	VANGUARD GNMA FUND	130,637
871	VANGUARD HORIZON FD INC GLOBAL EQUITY PORTFOLIO	13,863
3,049	VANGUARD HORIZON FDS STRTGIC SMALL CAP EQUITY FD INV CL	57,389
361	VANGUARD INDEX FDS 500 INDEX FD SIGNAL SHS	34,569
477	VANGUARD INDEX TR MID CAP GROWTH INDEX INV SHS	11,187
57,753	VANGUARD INDEX TRUST MID CAPITALIZATION STK PORT	1,134,848
7,304	VANGUARD INDEX TRUST SMALL CAPITLZATION GROWTH	156,957
1,441	VANGUARD INDEX TRUST SMALL CAPITLZATION VALUE STK	21,678
9,672	VANGUARD INDEX TRUST TOTAL STOCK MARKET PORTFOLIO	302,649
4,959	VANGUARD INDEX TRUST-SMALL CAPITALIZATION STOCK FUND	165,531
26,699	VANGUARD INFL-PROTECTED SECS	376,717
1,297	VANGUARD INTERNATIONAL GROWTH PORTFOLIO	21,199
271	VANGUARD INTERNATIONAL VALUE PORTFOLIO	7,209
407	VANGUARD INTL EQTY INDX FDS GBL EX-US REAL ESTATE IDX INV	6,619
1,091	VANGUARD INTL EQUITY INDEX FUND INC-EUROPEAN PORTFOLIO	24,179
1,084	VANGUARD INTL EQUITY INDEX FUND INC-PACIFIC PORTFOLIO	9,822
2,187	VANGUARD INTL EQUTY INDX FDS FTSE AL WRLD EX US INDX FD INV	34,037
1,139	VANGUARD SPECIALIZED PORTFOLIOS METALS & MINING FD	22,091
2,835	VANGUARD SPECIALIZED PORTFOLIOS-ENERGY PORTFOLIO	169,987
5,210	VANGUARD SPECIALIZED PORTFOLIOS-REIT INDEX PORTFOL	100,284
58	VANGUARD STAR FUND STAR PORTFOLIO	1,089
18,105	VANGUARD TARGET RETIREMENT 2035 FD	226,496
19,956	VANGUARD TOTAL INTL STOCK INDEX FUND	260,625
14,486	VANGUARD WELLESLEY INCOME FUND INC	332,162
635	VANGUARD WELLINGTON FD INC	19,903
2,279	VANGUARD WHITEHALL FDS HIGH DIVIDEND YIELD INV SHS	40,825
185	VANGUARD WHITEHALL FUNDS INC SELECTED VALUE PORTFOLIO	3,435
1,311	VANGUARD WINDSOR FUND INC VANGUARD WINDSOR II PORTFOLIO	33,791
899	VIRTUS FOREIGN OPPORTUNITIES FUND CLASS A	19,801
433	VIRTUS SMALL CAP SUSTAINABLE GROWTH FUND CLASS C	4,952
231	WALTHAUSEN FDS SMALL CAP VALUE FD	3,431
700	WASATCH ADVISORS FUNDS INC CORE GROWTH FUND	25,312
410	WASATCH ADVISORS FUNDS INC HOISINGTON U S TREASURY FUND	7,508
437	WASATCH ADVISORS FUNDS INC SMALL CAP GROWTH FUND	16,525
79	WASATCH ADVISORS FUNDS INC ULTRA GROWTH FUND	1,599

5,030	WASATCH FDS INC 1ST SOURCE INCOME FD	51,814
39,767	WASATCH FDS INC EMERGING MKTS SMALL CAP FD	87,885
1,892	WASATCH FDS INC INTL GROWTH FD	33,599
16,072	WASATCH FDS INC LARGE CAP VALUE FUND	211,670
3,806	WASATCH FDS INC LONG/SHORT FD	48,909
1,476	WASATCH WORLD INNOVATORS FD	23,162
540	WEITZ FDS HICKORY FD	20,834
3,160	WEITZ FDS SHORT INTERMEDIATE INCOME FD	39,095
3,896	WEITZ PARTNERS III OPPORTUNITY FD	46,710
1,200	WEITZ SERIES FUND INC VALUE PORTFOLIO	36,144
1,803	WELLS FARGO ADVANTAGE ASIA PACIFIC FUND INV CL	15,652
978	WELLS FARGO ADVANTAGE FDS EMERGING MRKTS EQUITY FD CL C	16,200
37	WELLS FARGO ADVANTAGE FDS PRECIOUS METALS FD CL A	2,657
2,075	WELLS FARGO ADVANTAGE FDS ULTR SHT TRM MUN INC FD INV CL	10,000
2,251	WELLS FARGO ADVANTAGE GROWTH FUND INV CL	76,767
144	WELLS FARGO SHORT TERM HIGH YIELD BD FD CL A	1,172
3,920	WELLS FARGO SHORT TERM HIGH YIELD BOND FUND INV CL	31,832
10,273	WESTCORE PLUS BOND FUND INSTL SHS	113,415
654	WESTCORE TR SELECT FD	12,230
602	WESTCORE TRUST FLEXIBLE INCOME FUND	5,163
3,273	WESTERN ASSET CORE PLUS BOND PORTFOLIO CLASS I	36,358
1,499	WESTPORT FUND-CL R	34,865
1,137	WILLIAM BLAIR SMALL CAP VALUE FUND CL N	13,935
803	WINTERGREEN FD INC	11,308
694	WORLD FUNDS INC NEW THIRD MILLENNIUM RUSSIA FUND	11,544
6,691	YACKTMAN FOCUSED FUND	125,650
7,894	YACKTMAN FUND INC	138,222
	Total Registered Investment Companies	$94,923,728

	Notes Receivable From Participants (interest rate ranging from 4.25% through 10.5% maturing through November 2026)	$74,987,631

	Net Assets Pending Settlement	$3,786,408

	TOTAL NET ASSETS	$3,018,675,861

AMERICAN ELECTRIC POWER SYSTEM RETIREMENT SAVINGS PLAN
SCHEDULE OF ASSETS ACQUIRED AND DISPOSED

	Number of
Assets Acquired and Disposed	Shares/Units		Fair Value

American Electric Power Company, Inc. Common Stock $6.50 par value (a)
Acquired:	2,027,581	Shares	$73,409,682
Disposed:	2,723,501	Shares	$101,043,950

(a) Transactions are recorded on the trade date.

AMERICAN ELECTRIC POWER SYSTEM RETIREMENT SAVINGS PLAN
SCHEDULE OF NONEXEMPT TRANSACTION

Party Involved:                                 James K. Johnson

Relationship to Plan,
employer or other
party-in-interest:                              Employee of employer/Plan Sponsor

Transaction:                                  Participant loan

Date of Loan:                                   April 9, 2008

Amount of Loan:                              $21,000

Annual Interest Rate:                       6.25%

Term of Loan:                                 5 years

Collateral:                                  Fifty percent (50%) of the Borrower’s Savings Plan account

Reason Transaction is Nonexempt:  Exemption under ERISA 408(b)(1) requires, among other things, that the loan be made in accordance with specific plan provisions.  The Plan specifically required that the maximum participant loan (when added to the outstanding balance of all other loans to such participant) be limited to $50,000, less the excess, if any, of the participant’s highest outstanding loan balance in the past 12 months.  When the plan issued the subject loan to Mr. Johnson on April 9, 2008, in the amount of $21,000, his highest outstanding loan balance in the preceding 12 months was approximately $32,500.  The $21,000 loan, when aggregated with the aforementioned loan of approximately $32,500, resulted in the loan not being made in accordance with the specific provisions of the Plan and therefore did not fall within the exemption set forth in ERISA Section 408(b)(1).  By December 31, 2011 the Company completed the steps to remediate the prohibited transaction as relates to the participant, but had not completed the steps to fully remediate the prohibited transaction as relates to the interested government agencies.

AMERICAN ELECTRIC POWER SYSTEM RETIREMENT SAVINGS PLAN
EXHIBIT INDEX

Exhibit Number	Description

23	Consent of Independent Registered Public Accounting Firm